UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐

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☐            Definitive Proxy Statement

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☐            Soliciting Material Pursuant to §240.14a-12

WSFS FINANCIAL CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801
302-792-6000
www.wsfsbank.com

Notice of 2015 Annual Meeting of Stockholders

_________, 2015

Dear Stockholder:

The WSFS Financial Corporation (the “Company” or “WSFS”) 2015 Annual Meeting of Stockholders will be held on                , 2015 beginning at 4:00 p.m. at the Hotel du Pont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for garage or valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•                 The election of three directors for a term ending at the 2018 Annual Meeting of Stockholders;

•                 The Amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 20,000,000 to 65,000,000;

•                 The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015;

•                 An advisory (non-binding) vote on the compensation of our named executive officers; and

•                 Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 2, 2015 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about                , 2015.

Your vote is important regardless of how many shares of WSFS common stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Marvin N. Schoenhals
Chairman

ii

ii

Important Notice Regarding Internet
Availability of Proxy Materials
For the Stockholder Meeting to be
Held on _______, 2015 at 4:00 p.m.

The Proxy Statement and Annual Report on Form 10-K
are available at www.wsfsbank.com, by calling us at 888-973-7226 or by sending an e-mail request to: stockholderrelations@wsfsbank.com

About the Annual Meeting

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of WSFS Financial Corporation the “Company” to be used at the 2015 Annual Meeting of Stockholders which will be held at the Hotel du Pont, Eleventh and Market Streets in Wilmington, Delaware on _______, 2015 at 4:00 p.m.  Directions to the Hotel du Pont are available on its website: www.hoteldupont.com.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider the following proposals: (i) the election of three directors for a term ending at the 2018 annual meeting of stockholders, (ii) the amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by the Company from 20,000,000 shares to 65,000,000 shares, (iii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, (iv) an advisory (non-binding) vote on the compensation of our named executive officers, and (v) such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors is divided into three classes and each class serves for a term of three years.  There are three seats on our Board of Directors up for election at the Annual Meeting and the following persons have been nominated by the Board: Anat Bird, Jennifer W. Davis and Donald W. Delson, each of whom currently serves on the Board of Directors.  Each has been nominated for a three-year term expiring on the date of our annual meeting of stockholders to be held in 2018.    You can find information about all of our current directors and director nominees beginning on page six.

The Board of Directors recommends a vote FOR each of the three nominees for director, FOR amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by the Company from 20,000,000 shares to 65,000,000 shares, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and FOR the advisory (non-binding) vote on executive compensation.

Why are you sending me a proxy card?  What am I going to do with it?

To hold the Annual Meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 2, 2015, the record date for the Annual Meeting, to determine which stockholders will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting.  As of that date, there were 9,411,308 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the Annual Meeting and can be voted at the meeting even if you do not attend the Annual Meeting in person.

Your shares will be voted in accordance with your instructions you provide on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; and to vote for, against or abstain on the remaining proposals.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares for each of the nominees, for amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 20,000,000 to 65,000,000, for ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and for the advisory (non-binding) vote on executive compensation.  If you hold your WSFS common stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.  “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that holds their shares.

For those shares that we have been given a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the Annual Meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may only use discretionary authority to vote your shares on “routine” matters.  The election of directors, amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, and the advisory vote on executive compensation are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to those proposals if you do not give instructions.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time by completing and returning a new proxy card before the Annual Meeting by sending a written notice to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your broker to vote in person at the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting.  We require the presence, whether in person or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date.  Because there were 9,411,308 shares of WSFS common stock issued and outstanding as of the record date, at least 4,705,654 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors.  The Corporate Governance and Nominating Committee of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors.  Our policy provides that the Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote.  We do, however, permit cumulative voting for the election of directors, meaning that because there are three seats up for election, if you own 100 shares, you have 300 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish.

If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to approve the other proposals put before stockholders in this proxy?

The proposed amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock must receive a favorable vote of a majority of the outstanding shares of common stock.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have the same effect as a vote against the proposal.   The advisory vote on executive compensation must receive a favorable vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the proposal.  The appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal to be ratified.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

What are stockholders being asked to approve regarding executive compensation?

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”

This advisory proposal must receive a favorable vote of a majority of the votes cast on the proposal. Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the proposal.

Is the stockholder vote on executive compensation binding on the Company?

No, this is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take any action based on the outcome.  The Personnel and Compensation Committee will consider the vote of the stockholders when considering executive compensation.

What are stockholders being asked to approve regarding authorized shares of the Corporation’s Common Stock?

Stockholders are being asked to approve an amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized to be issued by WSFS Financial Corporation from 20,000,000 to 65,000,000 shares.

The Board of Directors authorized the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock primarily because of the Board of Directors’ authorization of a three-for-one stock split in the form of a dividend payable in shares of Common Stock.  Currently there are insufficient authorized but unissued shares of common stock to effect the proposed dividend.  The Board of Directors has considered studies, including those published by Keefe Bruyette & Woods, The Ambassador Financial Group and Columbia Management Investment Advisers, LLC, concluding that stock splits improve stockholder liquidity and market valuation.  The Board of Directors believes that a stock split also will increase attractiveness of the shares to retail stockholders.  Finally, the Board considered the cost of effecting a stock split and believes the cost to be insignificant in light of the benefits to be obtained.   As a result the Board of Directors approved the stock split in the form of a dividend payable in shares of common stock, subject to stockholder approval of this proposal.

In addition to effecting the three-for-one stock split, the Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of authorized shares of our common stock to provide the Company with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, or other general corporate purposes. The additional authorized shares of our common stock would enable the Company to pursue strategic, financial or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders, unless required by Delaware law or NASDAQ rules.

The proposed amendment of our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock must receive a favorable vote of a majority of the outstanding shares of our common stock.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have the same effect as a vote against the proposal.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes.  Our practice is that all members of the Board of Directors, director nominees and senior management officers should attend the Annual Meeting and all current directors were present at last year’s annual meeting.  We expect that all directors will attend the Annual Meeting this year.

Can I ask questions at the Annual Meeting?

Yes.  We consider the Annual Meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:	WSFS Financial Corporation
Investor Relations
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

or:	stockholderrelations@wsfsbank.com

At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments, and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Charles G. Cheleden, Vice Chairman and Lead Director, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

The deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2015 Annual Meeting of Stockholders.  We expect to hold the 2016 Annual Meeting of Stockholders in April 2016 and to mail our proxy statement during March 2016.  To get your proposal on the agenda for the 2016 Annual Meeting of Stockholders, you must give us notice no earlier than ___________, 2015 and no later than ________, 2015.  All notices should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  Any such notice must set forth, as to each matter you propose to bring before the meeting: (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (2) your name and address and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (3) the class and number of shares of our common stock beneficially owned by you and by the beneficial owner, if any, on whose behalf the proposal is made, and (4) any material interest you or such beneficial owner has in the proposal.

Can I obtain copies of the proxy statement and related materials over the Internet?

Copies of this proxy statement and the Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at: investors.wsfsbank.com.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

Who is Soliciting Proxies?

Some of WSFS’ directors and officers, who will receive no additional compensation, may solicit proxies in person, and by telephone, telegraph, telecopy, facsimile, or mail, from brokerage houses and other institutions, nominees, fiduciaries, and custodians, who will be required to forward the proxy materials to beneficial owners of WSFS common stock.  WSFS will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

To assist the Board of Directors, WSFS has retained Alliance Advisors, LLC to provide proxy solicitation services for a fee of $16,500 plus customary expenses. Alliance Advisors, LLC is expected to communicate in person, or by telephone, telegraph, telecopy, facsimile, or mail with those stockholders who have not responded within a reasonable time to urge them to return their proxies. The cost of solicitation of proxies will be borne by WSFS.

PROPOSAL NUMBER 1:  Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years.  Three directors have terms of office that expire at the 2015 Annual Meeting.  The Board of Directors has nominated each of these three directors for election to three-year terms expiring at the annual meeting of stockholders to be held in 2018:

•                  Ms. Anat Bird

•                  Ms. Jennifer W. Davis

•                  Mr. Donald W. Delson

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.  Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary.  All of the nominees have consented to be named and have indicated their intent to serve if elected.  If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

Biographical information about our directors, director nominees and executive management officers is provided below.  Currently, all directors of WSFS also serve as directors of our subsidiary, Wilmington Savings Fund Society, FSB (which we generally refer to as WSFS Bank).  Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise.  Immediately following the description of the background of each person is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as our director.   For additional information, see “Our Director Nomination and Selection Process” and “Diversity” beginning on page eleven.

Director Nominees

Anat Bird, 63, became a director of WSFS Financial Corporation in 2010. Her current term expires at the 2015 Annual Meeting of Stockholders.  Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board of Directors.

Jennifer W. Davis, 44, has been a director of WSFS Financial Corporation since 2009. Her current term expires at the 2015 Annual Meeting of Stockholders.  Ms. Davis is Senior Vice President for Administration and Finance for George Mason University. Her portfolio includes the areas of finance, human resources, accounting, treasury, facilities, public safety and auxiliary services.  From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration.  Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware.  She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services.    Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University.  Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board of Directors.

Donald W. Delson, 63, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2015 Annual Meeting of Stockholders.  He was a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm, from February 2009 to September 2011, when he retired.  From 1997 to 2009, he was a Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and raising capital for banks and thrifts.  His past employment also includes being a Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc.  Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA.  He is President of the Board of Trustees for the Chester Charter School for the Arts, an ex officio director for The Chester Fund for Education and the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper) and member of the Finance Committee for Crozer Keystone Health System.  In addition, he is a director of the Swarthmore Co-op (a food market) and serves as a director of Resource America, Inc.  Mr. Delson received his A.B. from Brown University, his Master’s in Business Administration from Harvard Business School and his Juris Doctor from the University of Virginia.  Mr. Delson brings legal, financial, and executive leadership expertise to the Board of Directors.

The Board of Directors recommends a vote FOR each of these nominees.

Current Directors and Executive Management

Current Directors:

Charles G. Cheleden, 71, has been a director of WSFS Financial Corporation since 1990, serving as Vice Chairman since 1992 and Lead Director since 2004. His current term expires at the 2017 Annual Meeting of Stockholders.  He is an Attorney at Law with emphasis on estate planning, trusts, estate settlement and elder law.  Mr. Cheleden is the former Chairman and President of Liberty Financial Group, Inc. (an ASE Co.) and Liberty Savings Bank, Philadelphia, PA, which were acquired, and former Chairman of Manor College, Jenkintown, PA and Nazareth Hospital, Philadelphia, PA.  Mr. Cheleden earned his undergraduate degree from Villanova University and his Juris Doctor from Temple University Law School.  Mr. Cheleden brings legal, risk management, financial and executive management expertise to the Board of Directors.

Francis B. Brake, Jr., 51, joined the WSFS Board of Directors in 2014.  His current term expires at the 2017 Annual Meeting of Stockholders.  Since 2007 he has been President, Chief Marketing Officer and Co-Founder of Epic Research, LLC, a privately-held marketing services firm with principal interests in multiple consumer-facing industries, driving marketing and product innovation in areas such as: travel loyalty, consumer electronics, student lending and small business marketing.  From 2000 to 2007 he served as Managing Director and Chief Marketing Officer for Juniper Bank/Barclaycard US.  Prior to that, he held various positions at First USA Bank from 1994 to 2000 including Executive Vice President, Marketing.  Mr. Brake serves on the Board of Directors of Smarter Agent, LLC, a privately-held technology firm, The Chester Fund for Education and the Arts and is a past director of Barclays Bank Delaware.  He received a Bachelor of Arts in Government from The College of William and Mary and a Master of Business Administration from The Darden Graduate School of Business, University of Virginia.  Mr. Brake brings well-established expertise in marketing, entrepreneurship, innovation, product development, business partnerships and executive leadership to the Board of Directors.

Eleuthère I. du Pont, 48, has been a director of WSFS Financial Corporation since 2013.  His current term expires at the 2016 Annual Meeting of Stockholders.  Since 2008, he has been president of The Longwood Foundation, a private foundation principally supporting charitable organizations.  He has also been a director of E.I. du Pont de Nemours and Company since 2006 and at Burris Logistics since 2014. In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com.  Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc. a chain of food markets in the mid-Atlantic region.  He received a Bachelor of Science degree in Mechanical Engineering and a Masters in Business Administration from Stanford University.  Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

Calvert A. Morgan, Jr., 66, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS bank since 2006.  His current term expires at the 2016 Annual Meeting of Stockholders.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware.  Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970.  He advanced through various management positions and became President and Chief Operating Officer in 1987.  He was elected Chief Executive Officer in 1989 and Chairman in 1990.  Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware.  Mr. Morgan also served as Chairman of the Delaware Business Roundtable.  He is a former board member and past Chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce.  He also serves as a director of Chesapeake Utilities Corporation.  Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma.  Mr. Morgan brings over 40 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board of Directors.

Marvin N. Schoenhals, 67, has been Chairman of WSFS Financial Corporation and WSFS Bank since 1992 and a director since 1990.  His current term expires at the 2016 Annual Meeting of Stockholders.  From 1990 to 2007 he also served as President and Chief Executive Officer.  Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007.  He was a member of the Brandywine Mutual Fund’s Board of Directors from 1995 to 2006.  He currently serves as Chairman of the Board of Burris Logistics, a privately-owned distributer of frozen and dry foods.  Mr. Schoenhals is a former trustee and former Chairman of the Delaware Public Policy Institute.  He is a former Chairman of the Delaware State Chamber of Commerce and is Chairman of the Sunday Breakfast Mission.  Until 2014, Mr. Schoenhals was Chairman of Vision 2015, a Delaware coalition that created and is implementing a plan to improve Delaware public education.  Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society.  In 2004, he was inducted into the Delaware Business Leaders Hall of Fame.  Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce.  Mr. Schoenhals brings almost 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

David G. Turner, 50, has been a director of WSFS Financial Corporation since 2013.  His current term expires at the 2016 Annual Meeting of Stockholders. Currently David is a Banking Executive, in the IBM Global Business Services Strategy and Analytics Practice, and from 2010 through 2013 Mr. Turner was the Vice President, Partner, Global BAO Leader in the Banking and Financial Markets Division of Global Business Services of IBM.  After retiring from Bank of America, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients world-wide focusing on strategy and IT consulting.  Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department.  He served in various capacities with MBNA and its successor, Bank of America through 2009 including his role as the Information Management Transformation Executive.  Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California.  Mr. Turner is Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities.  He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program.  Mr. Turner brings significant expertise in banking and financial markets with experience in the areas of product development, marketing, sales, analytics, technology, channels and customer experience.

Mark A. Turner, 51, has been a director of WSFS Financial Corporation since 2007.  His current term expires at the 2017 Annual Meeting of Stockholders.  He has been President and Chief Executive Officer, WSFS Financial Corporation and WSFS Bank since 2007.  Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer for WSFS.  Prior to joining WSFS, his experience included working at CoreStates Bank and Meridian Bancorp.  Mr. Turner started his career at the international professional services firm of KPMG, LLP where he earned his CPA.  He received his Bachelor’s Degree in Accounting and Management from LaSalle University, his MBA from the Wharton School of the University of Pennsylvania and his Master’s Degree in

Executive Leadership from the University of Nebraska.  Mr. Turner has also participated in other meaningful executive development programs, including at the National Training Labs; The Soderquist Ethical Leadership program; Gallup University, including sessions at Toyota University; The Aspen Institute; the Buckley School for public speaking; the Authentic Leadership Institute; and Academy Leadership. He has also studied foreign business practices in Argentina and China.  As a local business person, Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and his performance.  Among others, he currently serves on the Board of Trustees for Delaware State University, is Chairman of the Board of the Delaware Business Roundtable, on the Executive Committee of the Board of the Delaware State Chamber of Commerce, is a member of the Boards of Directors of the Delaware Alliance for Non-Profit Advancement (DANA), Teach For America (TFA) Delaware and First State Innovation (FSI), and a Trustee for Christiana Care Health System.  He also serves on the Community Depository Institution Advisory Counsel for the Federal Reserve Bank of Philadelphia.  He previously served as Chairman of the Board of the Delaware Bankers Association and March of Dimes, Delaware.  Mr. Turner brings many years of banking, finance, accounting, auditing, risk management, strategy, administrative leadership and executive leadership expertise to the Board of Directors.

Executive Management:

For information regarding Mark A. Turner, see page eight.

Peggy H. Eddens, 59, has been Executive Vice President, Chief Human Capital Officer for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank, Butler, PA.  Prior to that, she held several positions with Mellon Bank and Citizens Bank.  Mrs. Eddens received a Bachelor of Science in Business Administration from Robert Morris University and a Master of Science in Human Resource Management from LaRoche College.

Stephen A. Fowle, 49, has been Executive Vice President and Chief Financial Officer of WSFS Financial Corporation and WSFS Bank since 2005.  He also serves as the Corporate Secretary.  On February 19, 2015 the Company announced that Mr. Fowle will resign as CFO following the quarter ended March 31, 2015.  From 2000 to 2004 he was Chief Financial Officer at Third Federal Savings and Loan Association of Cleveland, MHC.  From 1994 to 2000, Mr. Fowle was Vice President of Corporate Finance at Robert W. Baird & Co., Incorporated in Milwaukee, WI, a regional investment banking firm.  Mr. Fowle received a Bachelor of Science in Chemistry from Stanford University and a Masters of Management from Northwestern University’s Kellogg School of Management.

Paul D. Geraghty, Sr., 61 has been Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation and WSFS Bank since 2011.  Prior to that, Mr. Geraghty was President and CEO of Harleysville National Corporation from 2007 to 2010 and Executive Vice President of National City Corporation in Cleveland from 2004 to 2007.  Mr. Geraghty received a Bachelor of Science in Accounting from Villanova University.

Thomas Kearney, 67 has been Executive Vice President and Chief Risk Officer since 2012.  Mr. Kearney is responsible for all risk oversight functions for WSFS Financial Corporation.  Mr. Kearney joined the Company in 1998 and previously served as Senior Vice President and Corporate Auditor.  Mr. Kearney received a Bachelor of Science in Business Administration (Finance and Accounting) from Drexel University.  He holds the professional designations of Certified Bank Auditor (CBA) and Certified Financial Services Auditor (CFSA).

Rodger Levenson, 53 has been Executive Vice President and Chief Commercial Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Levenson was Senior Vice President and Manager at Citizens Bank and from 1986 to 2003 he held a number of positions at Wells Fargo (and predecessor organizations). Mr. Levenson received a Bachelor of Business Administration from Temple University and a Masters in Business Administration from Drexel University.

S. James Mazarakis, 57, has been Executive Vice President and Chief Technology Officer for WSFS Bank since 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvizion, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer from May 2009 to February 2010.  From 2005 to 2008, he was Chief Information Officer for T. Rowe Price Associates and from 2002 to 2005 he was Business Information Officer — Shared Services for Capital One Financial Corporation.

Mr. Mazarakis received a Bachelor of Science from Rensselaer Polytechnic Institute and a Master of Science in Management of Technology from Polytechnic Institute of New York University.

Richard M. Wright, 62, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.  Mr. Wright received a Bachelor of Arts in Marketing and Economics from California State University, Fullerton and a Masters in Business Administration from the University of Southern California.

CORPORATE GOVERNANCE

This year, for the third year in a row, our Chairman of the Board Marvin N. (Skip) Schoenhals and Vice Chairman and Lead Director Charles G. Cheleden addressed stockholders through their letter “A View from the Boardroom” included in our annual report and available on our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Download Library” on the right side of our web page, then click on “2014 Annual Report”).  This letter provides additional insight on corporate governance and key philosophies that guide the Board of Directors’ oversight of the Company.

Director Independence

Consistent with Nasdaq director independence listing standards, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we believe could have an impact on whether or not the members of our Board of Directors are independent of us and our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

Other than Mr. Schoenhals and Mr. Turner, all of our current directors are independent.  Mr. Schoenhals is not an independent director because he was one of our executives until November 2009 and was compensated as a consultant until November 2011.  More information about the compensation of Mr. Schoenhals can be found on page 47.  Mr. Turner is not an independent director because he is one of our executives.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, (ii) our Vice Chairman and Lead Director and (iii) our President and Chief Executive Officer.  We believe this leadership structure is appropriate for us because it ensures independent oversight that draws upon significant experience and institutional knowledge regarding our business, while ensuring the board makes informed decisions on operational matters.

Marvin N. Schoenhals has been our Chairman of the Board of Directors since 1992. He continues in this role because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community. Until his retirement in 2009, Mr. Schoenhals was also an executive and full-time Associate (the term we use for our employees).

The responsibilities of the Chairman include:

•                  Chairing meetings of the Board of Directors;

•                  Recommending committee memberships;

•                  Assessing effectiveness of Board committees;

•                  Participating as a member of the Executive Committee and official or non-voting member (as rules dictate) of selected other Board committees;

•                  Developing new business;

•                  Community Relations/representation; and

•                  Providing advice and counsel to the CEO and executive management.

Charles G. Cheleden has been our Vice Chairman since 1992 and our Lead Director since 2004.  He has been designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independent of management.

The responsibilities of the Lead Director include:

•                  Providing input to the CEO and Chair on preparation of agendas for Board of Directors and committee meetings;

•                  Ensuring independent directors have adequate opportunity to meet to discuss issues without management present and provide feedback to management;

•                  Chairing Board of Directors meetings when the Chairman is not in attendance;

•                  Exercising authority to call meetings of the independent directors; and

•                  Being available, as requested, for consultation and communication with major stockholders.

Our Chairman and Lead Director are jointly responsible for certain important Board functions as follows:

•                  Ensuring the Board of Directors works as a cohesive team;

•                  Ensuring the Board of Directors has adequate resources, especially by way of full, timely and relevant information to support its decision-making;

•                  Ensuring a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board of Directors;

•                  Ensuring that new members of the Board of Directors receive adequate orientation about their roles and responsibilities, our organization, business and industry;

•                  Meeting with members of the Board of Directors to determine their continued commitment to the Board and interest in continuing to serve on the Board;

•                  Ensuring members of the Board of Directors receive continuing education both from within our organization and from outside sources;

•                  Encouraging the Board of Directors to refer new business opportunities to the Bank;

•                  Helping to resolve conflicts;

•                  Reviewing Board minutes for accuracy;

•                  Conducting or overseeing Board self-evaluations;

•                  Regularly assessing the effectiveness of the Board and its committees;

•                  Ensuring delegated committee functions are carried out and reported to the Board, e.g. CEO performance assessment, CEO and Board succession planning and strategic planning;

•                  Ensuring some rotation on Board committee assignments, especially Chairs; and

•                  Ensuring that appropriate committee members have input to the proxy statement relating to their committees.

Mark A. Turner has been our President and Chief Executive Officer since 2007.

The responsibilities of the President and CEO include:

•                  Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•                  Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect;

•                  With the Chairman and Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Executive Sessions

Our independent directors meet regularly in executive session.  At each meeting of the Board of Directors and its committees in 2014, directors had the opportunity to meet without management present.  Typically, the Lead Director (or if absent, another independent director) presides over executive sessions.  At least twice each year, these executive sessions include only independent directors.

Our Director Nomination and Selection Process

We believe it is important to have a strong, independent Board of Directors that is accountable to our stockholders.  The Corporate Governance and Nominating Committee has the responsibility for identifying qualified individuals as candidates for membership on the Board of Directors.  The Board of Directors believes directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors, as well as considers and evaluates any candidates recommended by our stockholders.  There is no difference in the manner in which the Corporate Governance and Nominating Committee evaluates persons recommended by officers or directors from those recommended by stockholders.  Typically, it has not been our practice to pay fees to any third party to identify potential nominees; however, we do utilize a consultant to assist with evaluating, interviewing and performing reference checks on potential nominees to the Board of Directors.  Our consultant, Kaplan & Associates, Inc., receives compensation in the range of $5,000-$30,000 for this service depending on the parameters of the research and the number of nominees to be included.  In addition, each year the Board of Directors conducts a robust self-evaluation process to help identify individual and group performance and needs.

In the second half of the last decade we undertook a thoughtful, generational change in the executive leadership of the Bank.  At about the same time, the Board of Directors began a similar process of addressing the changing needs and advancing experience of the Board of Directors with the desire to establish a Board of Directors for the future.

After a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that smaller boards (while still of ample size and diversity) are generally more effective.  The Board of Directors also concluded that a smaller Board fits with one of our key strategic advantages, namely, faster, and more entrepreneurial decision-making.  Finally, a smaller Board of Directors also sets the organizational tone for a lower internal cost structure in an industry that is currently challenged by slow revenue growth and significant pricing competition.

Since 2011, when the Board of Directors began its “board renewal”,  we have decreased the overall size of the Board of Directors from 15 to ten, while three individuals, with an average age of 49, have joined the Board of Directors

It is the intention of the Board of Directors to continue this succession planning process so that we build full and diverse expertise and talents on the Board of Directors for the continued success of WSFS.  We believe that one of the most important responsibilities of a well-functioning board of directors is to ensure that it actively plans for and accomplishes its own succession.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity.  It believes its membership should reflect not only a diversity of gender and ethnicity, but also be inclusive of other factors such as age, religion, national origin, a broad range of experience, knowledge and judgment in a variety of business and professional sectors.  The Board of Directors desires that its membership also be geographically appropriate and diverse.  Potential directors, therefore, may enhance the statewide and regional representation of the Board of Directors.  The Board of Directors also believes that it should have a membership with a cross-section of thinking that is aligned with the needs of our customers and community (which includes potential future customers), as well as future opportunities.  Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Committee’s self-assessment process.

Board Principles and Guidelines

In addition to directives laid out through the various committee charters, the Board of Directors has adopted a set of principles and guidelines which guide the actions and direction of the Board of Directors.  A full copy of the Board Principles and Guidelines are available on the Company’s website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The WSFS Board is committed to being a high performance board and to providing oversight and accountability for management.  The Board recognizes it must exercise its fiduciary duty to act in the best interest of WSFS and all of its stockholders while also recognizing its responsibilities to the Company’s regulators.

Periodically, the Board of Directors conducts a self-evaluation to assess the performance of the Board of Directors, evaluating the members of the Board of Directors collectively and the quality of individuals’ contributions.  In most years, this is a self-directed process; however, in 2015 the Board engaged a third-party to enhance the process by providing an outside perspective on the performance of the Board of Directors.

The Board is responsible for working with management to establish the strategic priorities of the company.  Within the current strategic priorities the board must establish the appropriate “tone at the top” regarding the company’s core principles:

•              Operating with the highest ethical values;

•              Focusing on performance over the long term;

•              Maintaining a culture that encourages actively engaged Associates;

•              The truth of the brand, “We Stand For Service;”

•              And earning the right to remain independent.

Stockholder Nominations and Stockholder Proposals

To be considered in the Corporate Governance and Nominating Committee’s selection of Board of Director nominees for 2016, recommendations or other proposals requested by stockholders must be received by us in writing no earlier than _________, 2015 and no later than _________, 2015.  Our Bylaws set forth the requirements for such submissions.  Our Amended and Restated By-Laws of WSFS Financial Corporation were published in a Form 8-K filing with the Securities and Exchange Commission on November 21, 2014.

Stock Ownership and Retention Guidelines

Our By-Laws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time in a guideline approved by the Board of Directors.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our other stockholders.

The Board of Directors has established a guideline that each director own 4,000 shares of vested common stock.  Members of the Board of Directors have until the later of June 2015, or five years after assuming his or her position, to accumulate the minimum ownership amount.  In addition, the Board of Directors established a guideline for executive management such that the CEO should own 35,000 shares of vested common stock and all Executive Vice Presidents own 10,000 shares of vested common stock, each to be accumulated within five years of assuming his or her position.

Succession Planning

The Personnel and Compensation Committee of the Board of Directors (the “Personnel and Compensation Committee” or the “Committee”), as well as the entire Board of Directors annually reviews, evaluates and provides governance comments and advice for our Executive Management (including CEO) talent and leadership development and succession planning program.

Attendance at Board of Director and Committee Meetings, Annual Meeting

During the year ended December 31, 2014, the Board of Directors held six meetings.  None of the directors attended less than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.  All directors are required to attend the Annual Meeting except for absences due to causes beyond their reasonable control.  All directors were present at last year’s annual meeting.

Transactions with Our Insiders

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WSFS Bank.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to help ensure that the company is operating within the Board approved risk appetites. The Board of Directors is actively involved in the Strategic Planning process and oversight of our Enterprise Risk Management (“ERM”) function. Comprehensive discussions regarding our appetite for risk and our risk exposures are held with the Board of Directors and Executive

Management.  As a result of this involvement, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board of Directors oversees and reviews management’s implementation of systems to manage these risks.  The risk management system is designed to inform the Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness.

The ERM function was created to assist management by establishing a unified and strategic approach to identifying current and future risks.  ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.  The ERM activities include:

•                  Conduct an Enterprise Risk Assessment Summary (RAS) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices;

•                  Establish Board-approved risk appetite statements and key risk indicators by major risk area;

•                  Monitor risk metrics and report to Executive Management and the Board of Directors three times per year;

•                  Update the RAS three times per year;

•                  Ensure that stress testing and contingency planning on critical business risks are performed;

•                  Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•                  Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has a role in risk oversight as described in greater detail below in the description of each committee’s role and responsibilities.

The Audit Committee is responsible for, among other things, the following:

•                  Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•                  Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•                  Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                  Monitor the independence of the public accounting firm;

•                  Ensure committee members have unrestricted access to the independent accountants (without management present) to review and discuss financial or other matters;

•                  Review and approve the audit plan of the independent accountants and our internal audit department;

•                  Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•                  Determine that no management restrictions are being placed upon either the internal or external auditors;

•                  Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material inadequacies and reportable conditions in the internal controls over financial reporting, and compliance with laws and regulations;

•                  Review reports issued by outside consultants regarding internal control;

•                  Review quarterly reports issued by our internal Loan Review Department including reports issued by outside consultants regarding quality control reviews of the internal Loan Review Department;

•                  Review periodic written reports regarding regulatory compliance and in-house counsel activities;

•                  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•                  Ensure that members of the Committee have the expertise required by regulation;

•                  Ensure that the Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•                  Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response; and

•                  Review and approve the Information Data Security Policy, annually.

The Chair of the Audit Committee provides reports to the Board of Directors on these items, as needed.  In addition, senior managers from each of our risk areas provide reports, as needed, to the Board of Directors.  These areas include: Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

The Personnel and Compensation Committee oversees the executive compensation programs, and reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers.  The purpose of the review is to: (1) determine that senior executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  The Personnel and Compensation Committee is also responsible for overseeing management’s implementation of compensation programs that comply with applicable regulatory guidance and requirements.  During 2014, the Personnel and Compensation Committee reviewed these reports prepared by our risk officers and determined that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Board of Directors Committees

There are six primary committees of the Board of Directors: the Executive Committee, the Corporate Governance and Nominating Committee, the Audit Committee, the Personnel and Compensation Committee, the Trust Committee and the Corporate Development Committee.

The following chart shows the current committee membership and the number of meetings each committee held in 2014.

Director	Executive Committee	Corporate Governance and Nominating Committee	Audit Committee	Personnel and Compensation Committee	Trust Committee(2)	Corporate Development Committee	Trust Audit Committee
Anat Bird			C	•			C
Francis “Ben” Brake (1)
Charles G. Cheleden	•	C				•
Jennifer W. Davis		•	•	C			•
Donald W. Delson				•	C	•
Eleuthère I. du Pont	•	•				•
Zissimos A. Frangopoulos	•				•	•
Calvert A. Morgan, Jr.	•	•	•		•	•	•
Marvin N. Schoenhals	•					•
David G. Turner			•	•	•		•
Mark A. Turner	C				•	C

Number of meetings in 2014	29	6	5	5	7	8	4

C= Chair

(1)          Mr. Brake was a newly-elected director in 2014 and had not yet been appointed to committees.

(2)          The Trust Committee is a committee of the Bank.

Executive Committee

The Executive Committee meets as frequently as is necessary and exercises the powers of the Board of Directors between its meetings.  Its primary activities have been to review loan applications needing the approval of the Board of Directors, to review summary credit quality reports, and to review and approve for submission to the Board of Directors’ for its approval the majority of all policies.

Another important role of the Executive Committee is to review and approve transactions with insiders.  Under our written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Corporate Governance and Nominating Committee’s role and responsibilities include the following:

•                  Periodically review and reassess the adequacy of corporate governance of the Company, review and consider “best governance practices,” to incorporate into its “Principles of Corporate Governance,” and recommend any proposed changes to the Board;

•                  Seek, identify and interview individuals qualified to become board members for recommendation to the Board;

•                  Recommend competencies, skills and experiences desired for new directors and define the job description and expectations for directors, subject to Board approval;

•                  Authority to retain and terminate any search firm to be used to identify director candidates. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•                  Oversee the proper training and orientation of new directors and continuing education of all directors, as appropriate;

•                  Recommend to the Board a slate of director nominees to be presented at the next annual meeting of stockholders;

•                  Recommend to the board, director nominees to fill vacancies on the Board;

•                  Oversee the election of committee chairs;

•                  In conjunction with committee chairs, recommend to the Board director assignments to Board committees;

•                  Review any proposed changes to Board-related compensation and, upon Committee approval, propose any potential changes to the Board of Directors for its review and approval;

•                  Annually review its own performance and annually propose a methodology for assessing the performance of other committees and the entire Board. Such assessments shall be discussed with the full Board annually.

•                  Make regular reports to the Board; and

•                  Review and reassess the adequacy of the Committee Charter and recommend any proposed changes to the Board for approval.

Audit Committee

Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market and also meets the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.  Jennifer W. Davis meets the definition of financial expert for the Audit Committee.  For bank regulatory purposes, Anat Bird is also considered a banking and financial expert.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Audit Committee does the following:

•                  Oversees the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•                  Reviews the examination reports from federal regulatory agencies as well as reports from the internal auditors and from the independent registered public accounting firm;

•                  Meets quarterly with the head of the Internal Loan Review Department to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•                  Provides oversight to our regulatory compliance activities and our compliance officer who reports directly to the Executive in charge of risk;

•                  Reviews reports of significant litigation matters;

•                  Reviews the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding our risk management activities;

•                  Meets annually to review our internal control risk analysis and associated internal audit plan; and

•                  Approves the selection of the independent registered public accounting firm and recommends their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Trust Audit Committee which provides oversight of the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2014.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services do not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2014 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG performed services for us.  Those agreements are subject to alternative dispute resolution procedures.

All of the services listed below for 2014 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2014 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2014 and 2013 were $997,000 and $987,900 respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2014 and 2013 were $25,000 and $55,000, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2014 and 2013 were $56,475 and $58,277, respectively.

All Other Fees.  There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2014 and 2013.

Audit Committee Report

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•                  Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014;

•                  Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No.16 – Communications with Audit Committees; and

•                  Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Audit Committee comprised of Anat Bird, Jennifer W. Davis, David G. Turner and Calvert A. Morgan, Jr., has provided this report.

Personnel and Compensation Committee

A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Our Board of Directors has determined that the members of our Personnel and Compensation Committee are “independent” as defined by the listing standards of the Nasdaq Stock Market.

Under its charter, the Personnel and Compensation Committee has the authority to:

•                  Approve performance evaluations, salary adjustments, bonuses, stock options, perquisites for any officer other than the CEO and President.  In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act. The CEO and President may not be present during voting or deliberations by the Committee on his or her compensation:

•                  Approve incentive plan design, including criteria, formula computation and calculation of award amounts, such as cash payouts, restricted stock and stock option awards for all officers other than the CEO and President. In reviewing making recommendations regarding or approving incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent advisory Say on Pay Vote;

•                  Review and discuss with management, the Company’s Compensation and Discussion and Analysis (CD&A) section and the related executive compensation information to be included in the Company’s annual proxy statement or annual report on Form 10-K.   Determine whether or not to recommend that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement, and produce the Committee report on executive officer compensation which is required to be included in the Company’s annual proxy statement in compliance with rules and regulations promulgated by the SEC;

•                  Approve the adoption, administration and expense of certain Associate benefit plans and programs of the Company including 401(k) amendments and technical corrections;

•                  Retain or obtain advice of compensation consultants, independent legal counsel or other advisors (collectively, “compensation advisors”) to assist in matters regarding executive and Board-related compensation; and

•                  Be responsible for the appointment, compensation and oversight of any compensation advisor retained by the Committee.  Reasonable compensation (as determined by the Committee) to its compensation advisors will be provided by the Company.

The Personnel and Compensation Committee approves and must recommend to the Board of Directors for final approval:

•                  Policies and charter, including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, the Management Compensation Policy, the Business (Luxury) Expenditures Policy, the Personnel and Compensation Charter;

•                  Board of Directors and management stock ownership and guidelines;

•                  Compensation Discussion and Analysis (CD&A), compensation risk assessment and Compensation Committee report portions of the proxy statement;

•                  Any compensation action for the CEO and President (such as salary increases, bonuses, stock grants and perquisites); and

•                  Any compensation action (such as fees and stock awards) for the Chairman of the Board of Directors.

In addition, the Personnel and Compensation Committee reviews and considers the results of stockholders’ advisory votes on executive compensation.

Compensation Committee Internal Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2014, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Trust Committee

The Trust Committee a bank committee that is comprised of members of the Board of Directors of our bank.  It provides oversight of our trust and investment activities provided by Christiana Trust, the trust division of the Bank.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Trust Committee does the following:

•                  Oversees Christiana Trust in providing trust administration and investment management services;

•                  Adopts appropriate policies and procedures to be observed in offering such services;

•                  Enforces sound risk management practices calculated to minimize risk of loss to the Bank and its customers; and

•                  Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

Corporate Development Committee

The Corporate Development Committee assists the Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures.  It meets as frequently as necessary.  A copy of the Corporate Development Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

As part of its ongoing activities, the Corporate Development Committee does the following:

•                  Reviews and provides guidance to management and the Board of Directors with respect to transaction strategies;

•                  Provides advice to management in connection with the identification and evaluation of transactions, and the engagement of counsel and advisors;

•                 Authorizes management to execute binding and non-binding offers, proposals, letters of intent, definitive agreements and similar offers and documents with respect to proposed transactions.  Any such authorization shall be reported to the entire Board of Directors of  the Company at no later than the next full Board meeting;

•                  Provides advice regarding management’s due diligence and integration efforts with respect to proposed transactions and review summary due diligence results;

•                  Causes to be conducted, appropriate periodic evaluations of our recently completed transactions, if and as deemed necessary;

•                  Provides a report of its meetings and activities to the Board on a regular basis, and reports regularly to the Board on such issues as it may determine are appropriate; and

•                  Reviews, and changes as deemed necessary, its charter, from time-to-time, but no less than once a year;

Other Corporate Governance Matters

Exclusive Forum Selection Provision

In 2014, the Board of Directors approved a new exclusive forum selection provision. This provision provides that the Court of Chancery or federal court located within the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine.  The Board of Directors took this action in light of the proliferation of litigation in states outside of Delaware to save the Company and its stockholders from the increased expense of defending against duplicative litigation brought in multiple and distant courts, and from the risk of unexpected or inconsistent outcomes, and also to provide for claims involving Delaware law to be decided by Delaware courts.

Delaware is the forum with the strongest nexus to the Company. The Company is a Delaware corporation and has always maintained its headquarters and principal place of business in Delaware. Our primary subsidiary, Wilmington Savings Fund Society, FSB, is the largest independent bank based in Delaware and has been an integral part of the lives of Delawareans since its founding in 1832. A predominance of our management, the majority of our employees, as well as virtually all corporate records relevant to matters to which this Bylaw is applicable, are located in Wilmington, Delaware. This also means that the Company, its subsidiaries and employees pay significant taxes to Delaware and local municipal authorities. Very few public companies, including companies that have adopted similar exclusive forum provisions, have connections to Delaware that are as strong as the Company’s connections.

We pursued discussions with five of our largest institutional investors concerning the exclusive forum selection provision. All were either supportive or neutral on the issue with respect to the Company.

Classified Board Structure

Several years ago, our Board reviewed the subject of a classified Board as the result of request from a stockholder.  Following considerable discussion by our Governance Committee and full Board concerning the concept of a declassified Board and related shareholder rights issues, the Board determined it is in the best interests of our stockholders to maintain a classified Board.

With the appropriate policies in place, we believe that a staggered board creates alignment between our Corporate Governance policies and the stated philosophy of managing for the long term benefit of all stockholders.

While we believe that the overarching evaluation of a board and management should be the performance of the Company, we also recognize that our classified board structure can create the appearance of entrenchment on the part of a board and management team.  As a result, in the early 1990’s, we eliminated our “poison pill” policy.  In addition, in 2007, we adopted the policy that in an uncontested election, directors who receive votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the board.   Another indication of our serious interest regarding this subject is that none of our named executive officers is covered by a formal employment agreement.  We have a severance policy that covers some of those executives, but it is relatively conservative in the amounts that potentially would be paid in the event of a change of control.   Finally, we do have cumulative voting of shares in the election of directors.  In our case, this means that approximately 25% of the ownership can definitely have their voice(s) heard directly at the board table after a director election.

The success of our long term outlook is manifest in that we have generally outperformed our peers over the last 15 years.  We make this claim based upon the total shareholder return performance discussed in the Compensation Discussion and Analysis section of this proxy statement indicating we have outperformed peer metrics and broader indices in three, five and ten year horizons.  We are proud of our performance record and believe this record reflects the attention that management and the Board bring to the subject of creating value for its stockholders.

Finally, if there is a need for a stockholder initiated change to the Board of Directors, there is an opportunity to change approximately one-third of the Board of Directors at each election.  If those new directors for some reason cannot make the case clear to the “old board,” then at the next election, stockholders can change another third of the Board of Directors.  That would give a majority of the Board of Directors to new representation.  We think this kind of change, in much less than a two-year period, appropriately balances stockholders’ interests in the ability to send a clear signal of a need for change with the need to understand the continuity of the Company.

Access to and Communication with the Board of Directors

The Board of Directors endeavors to provide ample access and outreach to stockholders through a number of forums.  Stockholders are provided regular updates through press releases and other filings with the Securities and Exchange Commission.  The Board of Directors also solicits dialogue and responds to questions from stockholders at the annual meeting.  Questions can be asked in person or submitted through email at StockHolderRelations@wsfsbank.com.  The Chairman of the Board and Vice Chairman and Lead Director provide their perspective on selected topics of interest to our stockholders through their “View from the Boardroom” letter in our annual report.  Additionally, the Chairman of the Board periodically attends investor conferences and other roadshows to solicit feedback on corporate governance from institutional stockholders.

PROPOSAL NUMBER 2:  Amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 20,000,000 to 65,000,000;

Background

Our Amended and Restated Certificate of Incorporation currently authorizes 7,500,000 shares of preferred stock and 20,000,000 shares of common stock.  At the Annual Meeting, we request that stockholders approve and adopt a proposal to amend our Amended and Restated Certificate of Incorporation to increase by 45,000,000 the number of shares of our common stock that we are authorized to issue from 20,000,000 to 65,000,000 shares. We are not proposing to make any changes to our authorized shares of preferred stock.

The Board of Directors of WSFS has determined that the proposed amendment is advisable and unanimously adopted a resolution to amend Article Fourth of our Amended and Restated Certificate of Incorporation to provide for an increase in the number of authorized shares of our common stock from 20,000,000 shares to 65,000,000 shares and has directed that the resolution be submitted to a vote of the stockholders.

If the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock is approved holders of a majority of our outstanding shares of common stock, the amendment will be effected by filing a Certificate of Amendment with the Delaware Secretary of State amending and restating Article Fourth Section A of our Amended and Restated Certificate of Incorporation to read as follows:

“A.                              The total number of shares of all classes of stock which the Corporation shall have authority to issue is seventy two million five hundred thousand (72,500,000), consisting of:

(a)         seven million five hundred thousand (7,500,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

(b)         sixty five million (65,000,000) shares of Common Stock, par value one cent ($.01) per share (the Common Stock”).”

If stockholders approve and adopt the amendment, it will become effective upon the filing of the above-described Certificate of Amendment with the Delaware Secretary of State, which we intend to file shortly after the Annual Meeting.

Reasons for the Proposed Amendment

Our Amended and Restated Certificate of Incorporation authorizes up to 20,000,000 shares of Common Stock and approximately 9,411,308 shares are presently issued and outstanding. An additional 992,464 shares of Common Stock may become outstanding by virtue of existing or future equity awards under our incentive plan or otherwise pursuant to outstanding equity-based awards and shares remaining to be granted under our plans.   Also approximately an additional 816,200 shares are expected to be issued in conjunction with our proposed acquisition of Alliance Bancorp, Inc. of Pennsylvania (“Alliance”).

The Board of Directors authorized the amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, primarily because of the Board of Directors authorized and declared a three-for-one stock split in the form of a dividend payable in shares of our common stock, subject to stockholder approval of this proposal. The record date for the stock dividend is            and the distribution date is            . The Board of Directors has considered studies, including those published by Keefe Bruyette & Woods, The Ambassador Financial Group and Columbia Management Investment Advisers, LLC concluding that stock splits improve stockholder liquidity and market valuation.  The Board of Directors believes that a stock split also will increase attractiveness of the shares to retail stockholders.  Finally, the Board considered the cost of effecting a stock split and believes the cost to be insignificant in light of the benefits to be obtained.

In addition to increasing the authorized shares to enable a three-for-one stock split, the proposed amendment of our Amended and Restated Certificate of Incorporation will provide us with greater flexibility to issue our common stock for other corporate purposes.  After giving effect to the anticipated three-for-one stock split in the form of a dividend, the remaining increase in the number of authorized shares represents less than a 100% increase over the existing number of outstanding shares of our common stock (including shares that may be issued pursuant to the pending Alliance acquisition and shares that may become outstanding related to our equity plans).  The Board of Directors believes it is in our best interest and those of our stockholders to increase the number of authorized shares of common stock to provide us with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, or other general corporate purposes. The additional authorized shares of our common stock would enable us to pursue strategic, financial or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders to increase authorized capital, unless such a meeting was otherwise required by Delaware law or NASDAQ rules.

The Board of Directors and management believe that these opportunities can develop quickly, which would require the Company to be in a position to take advantage of them in a timely manner. However, except for the contemplated three-for-one stock split and the Alliance acquisition, described above, we have no present understanding, commitment or agreement to issue the additional shares of common stock resulting from the proposed increase in authorized shares.

Impact of Common Stock Split and Increased Authorization

	Current	After 3 for 1 Split
Current Authorized Shares	20,000,000	20,000,000
Proposed Increase in Authorized Shares	45,000,000	45,000,000
Proposed New Authorization	65,000,000	65,000,000

Shares Outstanding as of March 2, 2015	9,411,308	28,233,924
Shares Reserved for Issuance under Equity Plans	992,464	2,977,392
Shares Reserved for Alliance Acquisition	816,200	2,448,600
Total Shares Outstanding and Reserved/Committed	11,219,972	33,659,916

Shares Available for Issuance – Pre-Increase	8,780,028	(13,659,916)
Shares Available for Issuance – Post-Increase	53,780,028	31,340,084
Shares Available as a Percent of Authorization(1)	43.9%	48.2%

1 Reflects pre-increase ratio to Current Authorized Shares in Current column, post-increase ratio to Proposed New Authorization in After 3 for 1 Split column.

Effect of the Proposed Amendment

If the proposed amendment is approved and adopted by our stockholders, there would be sufficient authorized shares to effect the previously-approved three-for-one stock split in the form of a dividend of shares of common stock, and, after giving effect to such planned stock split, approximately 31 million shares of our common stock would then be authorized and available for future issuance. The additional authorized shares would be available for issuance from time to time by the Board of Directors for any proper general corporate purpose, including those described above.

The additional shares of our common stock for which we are seeking stockholder approval would be part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as, and be identical in all respects (including voting, dividend, distribution and liquidation rights) to, shares of our common stock currently outstanding. The proposed additional authorized shares of Common Stock will not affect any of the rights of currently outstanding shares.

The ability of the Board of Directors to issue additional shares of our common stock may, under certain circumstances, be deemed to have an anti-takeover effect. We could use the additional authorized shares of our common stock to make it more difficult or to discourage efforts to obtain control of us.  However, the amendment to our Amended and Restated Certificate of Incorporation is not being proposed to prevent a change in control nor is the amendment in response to any attempt, or contemplated attempt, to acquire control of us or to gain representation on our Board of Directors. As is true for our shares presently authorized but not issued, future issuances of the additional shares of our common stock contemplated by the proposed amendment also could have a dilutive effect on earnings per share, book value per share, voting power and percentage ownership interest of current stockholders.

The Board of Directors intends to use the additional shares of our common stock only for purposes of the pending acquisition of Alliance and effecting the three-for-one stock split in the form of a dividend, each as described above, and otherwise on terms that it deems to be in the best interests of us and our stockholders.

Potential Impact if the Amendment is Not Adopted

If the proposed amendment to our Amended and Restated Certificate of Incorporation is not approved and adopted by our stockholders and we are unable to increase our number of authorized shares of our common stock, we will not have the ability to effect the desired three-for-one stock split, and we will have a limited number of authorized but unissued shares of our common stock available for future issuance.  This could impact the Company’s ability to issue common stock for capital raising, financing transactions, merger and acquisition transactions and other corporate purposes as we may be restricted in its ability to issue common stock for these needs.

Required Vote

The affirmative vote of a majority of outstanding shares of our common stock entitled to vote at the Annual Meeting is required for stockholders to approve and adopt the proposed amendment to our Amended and Restated Certificate of Incorporation.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote FOR the amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 20,000,000 to 65,000,000.

PROPOSAL NUMBER 3:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2015.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP.  We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2015 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on that proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.

PROPOSAL NUMBER 4:  Advisory (non-binding) vote on executive compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of the named executive officers, as described in the CD&A, the compensation tables and the related material in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

This proposal will be considered approved if a majority of votes cast by all stockholders entitled to vote at the annual meeting vote in favor of the proposal. Because this vote is advisory, it will not be binding upon the Board. Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of this advisory (non-binding) resolution relating to the compensation of WSFS Financial Corporation’s executive officers.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The following Compensation Discussion and Analysis, contains estimates, predictions, opinions, projections and other statements that may be interpreted as “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations.  Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which we operate, including an increase in unemployment levels; our level of non-performing assets;  the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates which may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would also increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value underlying our real estate loans; our ability to expand into new markets, develop competitive new products and services in a timely manner, and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and saving habits could affect our ability to increase assets and to attract deposits; our ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in documents filed by us with the Securities and Exchange Commission from time to time.

Forward looking statements are as of the date they are made, and we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “Committee”) provides Board of Director oversight and guidance for executive compensation and related benefits.  To assist with its responsibilities, the Committee regularly receives reports and recommendations from its independent consultants, ChaseCompGroup, LLC.  Our executive compensation program is designed to reflect a pay-for-performance culture and to align the interests of senior management with our stockholders and our long-term success.

Our general compensation philosophy is as follows:

•                  We strive to be competitive in base pay, taking into consideration salaries of similar positions at those of our banking peers with a similar asset size, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive compensation system to provide rewards for performance that reflects our strategic plan and balances executives’ focus on both annual goals and our long-term success, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at levels similar to those of our banking peers with a similar asset size.  For exceptional performance, we provide total compensation reflecting that exceptional performance.

Our executive compensation practices support good governance and mitigate excessive risk-taking. Among other things, they:

•                  Require significant share ownership for senior executives;

•                  Establish multiple performance metrics under the Management Incentive Program (MIP) which discourage excessive risk-taking by executives by removing incentives that focus on single performance goals which may be a detriment to the Company;

•                  Balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•                  Impose a double-trigger for time based equity awards which do not vest solely upon a change in control, but also require a qualifying termination following a change in control;

•                  Engage an independent compensation consultant who performs no other work for the Company other than as an advisor on senior leadership compensation matters;

•                  Include a claw-back policy permitting the Personnel and Compensation Committee to recoup certain incentives paid resulting from fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.

•                  Have no employment contracts with executives which contain special severance payments such as golden parachutes nor multi-year guaranteed bonuses;

•                  Have no special executive retirement programs;

•                  Have no gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits;

•                  Have no excessive perquisites for executives;

•                  Allow no hedging, pledging collars, short sales or other derivative transactions of our Common Stock by our executives*;

•                  Permit no cash buyout, re-pricing or backdating of stock options or restricted shares*;

•                  Prescribe a minimum vesting period for awards of options and restricted shares of a minimum of four years*.

Note: items in this table marked with an asterisk reflect formalization of prior Company practice or implementation of additional best practices on our compensation policies.  These items were disclosed in a Form 8-K filed with the Securities and Exchange Commission on November 20, 2014.

Our goal is to be a high-performing company, thus we have designed our compensation package toward attracting and retaining quality individuals, and motivating and rewarding them for strong performance.

Our 2014 compensation practices were consistent with our long-term focus which, over the past decade, has produced a positive return to our stockholders and exceeded peer averages.  An investment of $100 in WSFS common stock in 2005 was worth $141 at December 31, 2014.  While behind the Dow Jones Total Market Index ($100 invested in this Index in 2005, was worth $212 at December 31, 2014) our performance exceeded the performance of our industry ($100 invested in the Nasdaq Bank Index in 2005 was worth $105 at December 31, 2014).  The comparative value of our stock to the Dow Jones Total Market Index is indicative of how difficult the 2008 financial crisis and regulatory response has been on the banking industry.

Consistent with our long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals as demonstrated in our competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our MIP, covering our Named Executive Officers (NEOs): (i) focus on performance measures that are traditionally important to stockholders, (ii) do not promote inappropriate risk, (iii) use fundamental indicators of our performance, growth and health, and (iv) take into consideration industry peer comparisons.  These performance measures are: Return on Average Assets (ROA), Return on Average Tangible Common Equity (ROTCE) and Earnings per Share (EPS) growth.  ROTCE is computed by dividing net earnings allocable to common stockholders by the average tangible common stockholders’ equity.  It is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies.  While asset quality is not a formal metric, we believe it is inherently measured in these goals and in our internal policies and governance and in our regulatory exams.  In addition, where appropriate, some individual goals for our executives in our MIP are tied to asset quality.  The Personnel and Compensation Committee reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.

Based, in part, on input from the Committee’s compensation consultant, we believe our compensation plans incorporate industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance and which promote retention.  In one plan, executive management is increasingly rewarded with restricted stock or options for superior absolute performance, as indicated by reaching annual ROA, ROTCE and EPS targets.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time.  Likewise, the cost of such awards is spread over an extended multi-year period.

2014 – Overview

In 2014 our region continued to see indications of economic stability and continued slow recovery.  The Committee considered the state of the economy, the competitive environment in our marketplace, and the retention of our executives when deciding 2014 executive compensation levels.

The bulk of our organic growth in 2014 continued to come from market share gains rather than economic growth and investment.  As mentioned in previous years, some local customers of our largest in-market competitor continued to feel the effects of converting from a long-standing community bank in Delaware to a regional bank headquartered in New York.  We continue to benefit from resulting customer and employee dislocation.

As the local marketplace recovers economically, we continue to have success in strengthening our reputation as Delaware’s oldest and largest community bank and trust company.  We were named by Wilmington’s The News Journal as a “Top Workplace” for the ninth year in a row, among the top three workplaces for the sixth consecutive year, and recognized with a special recognition for our commitment to training, development and investing in the career well-being of our Associates.  Independent survey results indicate our Customers continue to score us very favorably in Associate engagement and Customer advocacy, firmly in the top quintile of all companies in the world surveyed by Gallup, Inc.  For the fourth year in a row, we were named the #1 Bank in Delaware as voted by the Reader’s Choice Survey also administered by The News Journal.  We received the “2014 Community Partner Award” from the YMCA of Greater Brandywine, the YMCA of Delaware’s “Thank-You Picture” for our support of their programs.  We were recognized by the Department of Delaware Disabled American Veterans and the Distinguished Citizen of the Year Award from the Boy Scouts of America.  Our public recognition is another affirmation that our service model is effective and is needed and desired by our local communities.

In 2014, for the fourth year in a row, we showed significant improvement compared to the prior year.  We reported GAAP net income of $53.8 million and an ROA of 1.17%, and, solely for the purpose of our incentive plans, we made a “quality of earnings” adjustment to our incentive plan metrics which lowered our incentive plan ROA to 1.08%, our ROTCE to 12.9% and our EPS growth over 2013 to 11.9%.  For a more detailed discussion of our “quality of earnings” adjustment, see “Annual Incentives” on page 32.

Compensation considerations for 2014

The Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team. In late 2012, the Committee engaged the ChaseCompGroup to conduct an in-depth compensation study and to make recommendations for our NEOs for 2013.  Our consultant’s evaluation confirmed our concerns and supported management’s thoughtful process.  Upon receiving the report from our consultant, the Committee concluded it would retain the same compensation elements for 2014 as it did for 2013. The Committee approved recommendations made by management and the consultant, which are discussed under the section entitled

Measuring Actual Performance and Calculating Incentive Payments. The components of 2014 executive compensation were: base salary, annual bonus and long-term incentive compensation.

Our 2014 results reflected significantly improved absolute performance and performance well on the way towards our high-performing goal of a sustainable 1.20%+ ROA by the end of 2015.  The following changes to our executive’s compensation reflect these results:

•                  Variable pay, including equity awards and bonuses, were granted to NEOs as permitted under the MIP;

•                  A market adjustment increase to the base salary of one NEO in 2015 (see “Base Salaries” on page [•]); and

•                  Consistent with our performance, total compensation for 2014 increased from 2013.  Our ROA, ROTCE and EPS growth increased 9.3%, 1.5% and 14.2%, respectively over 2013.

Considering the total mix of compensation, we believe the actions above are: (1) consistent with pre-established pay-for-performance plans, (2) reasonable in light of payment levels for our compensation peer group and (3) consistent with our 2014 results, both in absolute terms, and in comparison to prior years’ results and incentives.

During 2014, the Committee also reviewed an analysis conducted by our Senior Risk Officer (SRO) and concluded that our compensation program is balanced and does not encourage imprudent risk taking.

We also evaluate whether our compensation programs reflect the interests of our stockholders through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2012, by their advisory (non-binding) vote, stockholders overwhelmingly approved the compensation of, and compensation arrangement for our executives.  This advisory, “Say on Pay” vote is on this year’s proxy ballot as well.

Named Executive Officers (NEOs)

The table below shows our NEOs for 2014.

Mark A. Turner – President and Chief Executive Officer
Stephen A. Fowle – Executive Vice President and Chief Financial Officer
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer

The Role of the Personnel and Compensation Committee of the Board of Directors

The Personnel and Compensation Committee serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices.  Also, the Personnel and Compensation Committee provides oversight to management so that we create and maintain competitive programs which attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards.  The Personnel and Compensation Committee ensures that personnel and compensation policies support our strategic mission and comply with all applicable legal and regulatory requirements.  They also review and consider the results of stockholders’ advisory votes on executive compensation.  (see page 18 for a complete description of the role of the Personnel and Compensation Committee.)

The Role of Management in Executive Compensation

Our CEO and our Chief Human Capital Officer provide recommendations for the Personnel and Compensation Committee’s consideration and manage our compensation programs and policies.  Their activities include:

•                  Assisting the Personnel and Compensation Committee and its independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the Personnel and Compensation Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Personnel and Compensation Committee and Board of Director discussions of his compensation level.  As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding his awards or changes to his own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, Personnel and Compensation Committee and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers, which are often referred to as “Say-on-Pay” votes.  At our 2011 Annual Meeting, a majority of our stockholders voted, on an advisory basis, in favor of holding Say-on-Pay votes every three years.  Our Board of Directors and Personnel and Compensation Committee considered these results, among other factors, and determined that we will follow our stockholders’ preferred frequency for conducting Say-on-Pay votes.  The next required vote on the frequency of advisory Say-on-Pay votes will occur no later than our 2018 annual meeting of stockholders.

Our last advisory Say-on-Pay vote was conducted in 2012 and was approved by 99.0% of the votes cast.  Pursuant to our say-on-pay practice, we are conducting an advisory Say-on-Pay vote at our 2015 annual meeting of stockholders.  Although the advisory Say-on-Pay vote is non-binding, our Personnel and Compensation Committee has considered the outcome of previous votes when making compensation decisions for named executive officers.  Our Personnel and Compensation Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation and took this support into account in deciding not to alter the overall compensation plan and program for 2014.  Our Personnel and Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

In 2013, the Committee worked with ChaseCompGroup LLC, an independent executive compensation consulting firm specializing in the financial services industry.  The Committee engaged them to review our equity incentive plans, conduct a peer analysis, perform research on key triggers for executive retention and research and prepare a “state of the industry” compensation report.  ChaseCompGroup reports directly to the Committee and does not provide any non-compensation related services or products to the Committee nor does it provide any services to us.  The Committee has worked with the same consultant, Diana Chase, since 2007 under previous firm names.  Over these years the consultant has provided the Committee with advice on market competitive pay for executives and directors.  In addition to executive benchmark analyses, ChaseCompGroup has assisted us with the executive annual and long-term incentive programs, compliance and industry best practices. The aggregate amount paid to our independent compensation consultant represented 0.026% of our total revenue for 2014.  In retaining its consultant, the Personnel and Compensation Committee considered the factors set forth in Rule 10-C-1 under the Exchange Act, and determined that there were no conflicts of interest that would preclude the Personnel and Compensation Committee’s use of the consultant.  For example, no member of the Personnel and Compensation Committee or any executive officer has a personal relationship with Diana Chase or any member of the ChaseCompGroup, or a business relationship other than in connection with the services described in this proxy statement.  Neither Diana Chase nor the ChaseCompGroup owns WSFS stock.

Peer Group and Benchmarking

Approximately every three years, the Committee engages an independent consultant to conduct a formal review of our executive compensation program.  As discussed above, a comprehensive review was conducted in late 2012 by the ChaseCompGroup.  The Committee requested this review to assess competitive compensation levels for its executives and the Board of Directors.

When benchmarking compensation the Committee uses a Compensation Peer Group (“CPG”) that is representative of those companies with whom we compete for talent.  By using this peer group, it provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies.  The CPG allows us to compare our compensation to other banks that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

The banks in our 2014 CPG were the same as those in the CPG we used in 2013  The organizations comprising the CPG provided a dataset of peers comparable to our size, business model and location and reflected the following:

•                  Located within MD, NJ, NY, PA, and VA;

•                  Total assets as of December 31, 2014, were between $2.2 billion and $18.8 billion;

•                  Median total assets were approximately $5.0 billion, within 3% of our own asset size;

•                  A number of metropolitan-based and coastal banks; and

•                  Selected banks in our market with whom we have historically competed for management talent.

Listed below are the companies included in our CPG and their total assets as of December 31, 2014.

				Total Assets at	Return on

				December 31, 2014	Average Assets

	Company Name	Ticker	State	($000)	2014 (%)
1	Investors Bancorp, Inc. (MHC)	ISBC	NJ	$18,773,639	0.76%
2	F.N.B. Corporation	FNB	PA	16,127,090	0.96
3	National Penn Bancshares, Inc.	NPBC	PA	9,750,865	1.14
4	Provident Financial Services, Inc.	PFS	NJ	8,523,377	0.92
5	NBT Bancorp Inc.	NBTB	NY	7,797,926	0.97
6	Northwest Bancshares, Inc.	NWBI	PA	7,775,033	0.78
7	First Commonwealth Financial Corporation	FCF	PA	6,360,285	0.71
8	Tompkins Financial Corporation	TMP	NY	5,269,561	1.03
9	Eagle Bancorp, Inc.	EGBN	MD	5,247,880	1.32
10	Flushing Financial Corporation	FFIC	NY	5,077,013	0.91
11	TowneBank	TOWN	VA	4,982,485	0.87
12	S&T Bancorp, Inc.	STBA	PA	4,964,686	1.22
13	Beneficial Mutual Bancorp, Inc. (MHC)	BNCL	PA	4,751,522	0.42
14	TrustCo Bank Corp NY	TRST	NY	4,644,439	0.97
15	Dime Community Bancshares, Inc.	DCOM	NY	4,497,107	1.03
16	Sandy Spring Bancorp, Inc.	SASR	MD	4,397,132	0.91
17	Lakeland Bancorp, Inc.	LBAI	NJ	3,538,325	0.92
18	Kearney Financial Corp. (MHC)	KRNY	NJ	3,510,009	0.29
19	Oritani Financial Corp.	ORIT	NJ	3,140,200	1.32
20	Hudson Valley Holding Corp.	HVB	NY	3,138,570	0.26
21	Sun Bancorp, Inc.	SNBC	NJ	2,718,305	-1.02
22	Univest Corporation of Pennsylvania	UVSP	PA	2,235,321	1.01
	Average			6,237,308	0.80
	25th Percentile			3,753,027	0.77
	50th Percentile			4,973,586	0.92
	75th Percentile			7,421,346	1.03
	WSFS Financial Corporation	WSFS	DE	4,853,320	1.17

	Percentile Rank of WSFS Financial Corporation by Asset Size			45th%	88th%

WSFS had a strong year in 2014 and performed very well relative to our compensation peer group as shown in the table above.  Performance is one factor in selecting our compensation peer group as well as market and asset size.   While we set our goals for our incentive plans based on our internal budget, we note that our budget and target goals are generally set above the median of our peers on several criteria.  In fact, during 2014 we performed at the 88th percentile of this peer group based on ROA, even after adjusting ROA downward for our quality of earnings adjustment.  We discuss our performance against our 2014 incentive plan further under the section entitled Measuring Actual Performance and Calculating Incentive Payments

Elements of Compensation

In the following section, we describe the elements of our NEO compensation packages.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries

We offer base salaries to provide a stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, to similar positions at peer banks.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations; and

•                  Levels of compensation provided from other compensation components.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  The prior incumbent’s salary;

•                  The successful candidate’s salary history;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

In 2012, our Personnel and Compensation Committee engaged ChaseCompGroup to conduct a comprehensive market assessment for our executive team.  The results of the market analysis indicated the NEO base salaries were near the market median; however the base salary for one of our NEOs, our CFO, was below the market median.  We have since adjusted the salary for this position to a level more competitive for this position.

Consistent with national market data provided by ChaseCompGroup and in line with our overall company-wide merit pool, four of our NEOs received a 3% merit increase in base salary for 2015.  Our Chief Wealth Officer, however, received a 5% merit increase which puts him slightly above the 50th percentile of his peer group and takes into consideration his experience and expertise.  The Board approved NEO base salary increases as indicated below.

BASE SALARY
Name and Principal Position	2015	2014 to 2015 % increase	2014	2013 to 2014 % increase	2013
Mark A. Turner – President and Chief Executive Officer	$642,967	3%	$624,240	2%	$612,000
Stephen A. Fowle – Executive Vice President and Chief Financial Officer (1)	NA	NA	328,600	6%	310,.000
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	312,500	5%	297,600	2%	291,700
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	350,000	3%	339,700	2%	333,000
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	338,400	3%	328,500	2%	322,000

(1)          On February 19, we announced that Mr. Fowle will resign as CFO of the Company following the first quarter of 2015.

Annual Incentives

Our executives are eligible for an annual award under our MIP. We designed the MIP to reward executives for excellence in performance on key financial metrics determined by the Committee, as well as each executive’s performance and contribution in his or her area of responsibility.  The Committee also retains the discretion to adjust the awards paid in conjunction with the MIP to take into consideration special performance events or other performance-based circumstances.  In 2014, the Committee exercised this discretion to adjust our MIP awards, as more fully described in our discussion of the “Quality of Earnings Review” on page 33.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of company-wide and individual goals related to building franchise and stockholder value. The award is intended to reward current performance, which is also in line with our long-term goals, and to motivate the executive to achieve high-performing results.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•                  Setting Company performance goals

Each year the Committee reviews our metrics and establishes company-wide targets on the chosen metrics.  In selecting the metrics, the Committee considers our short-term and long-term business strategy, the current business environment and the interests of stockholders.  The following metrics of our performance were chosen for 2014 and, with the exception of a change in 2013 from “Return on Equity” to “Return on Tangible Common Equity,” we remained consistent with those selected in the previous several years.  They were:

1.                                      Return on assets (ROA)

2.                                      Return on tangible common equity (ROTCE)

3.                                      Earnings per share (EPS) growth

It is a common practice for organizations to review and adjust performance metrics at the onset of a new performance period to learn from past experiences and implement best practices.  This review process helps ensure that company-wide goals used for incentive plans support the Company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and learn from past experiences and best practices.  Management, working with the Personnel and Compensation Committee consultant, ChaseCompGroup, believed it was appropriate and in the best interests of stockholders to maintain the structure of the plan, while modifying the absolute levels of performance for each of these metrics.   As was the case last year, the Personnel and Compensation Committee have the ultimate discretion to modify awards downward if some threshold level is not achieved.   Examples of potential modifiers to reduce or eliminate awards include, but are not limited to: downgrading of the Bank’s CAMELS rating, imposition of regulatory enforcement actions, or excessive non-performing assets.

In addition, as in the past, the Personnel and Compensation Committee reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or financial restatements.

2015 MIP Performance Goals

As with 2014, ROA, ROTCE and EPS Growth, with equal weightings, were established as the metrics to be used in 2015.  We believe that other essential goals, such as growth, efficiency and asset quality are adequately represented in these goals and the individual performance goals of each NEO.

Company-wide performance goals for 2015 are shown below.  These goals were set after taking into consideration a number of factors, including our 2015 budget, strategic plan and industry performance of high-performing banks.  These goals are set at levels consistent with our strategic plan goal of becoming a high-performing bank (sustainable 1.20%+ ROA by the end of 2015).

Performance Metric	Threshold 2015	Target 2015	Maximum or Stretch 2015
Return on Average Assets (ROA)	1.00%	1.10%	1.20%
Return on Tangible Common Equity (ROTCE)	11.8%	12.9%	14.0%
Earnings Per Share Growth EPS	5%	9%	15%

Additionally, for 2015, the Board of Directors approved a change to the plan to modify the cash payment based on performance against a broad group of similarly-sized banking companies to include all publically-traded banks and thrifts with assets between $2 billion and $10 billion.  If our results for the three company-wide performance metrics have a weighted average at or above this broad peer group’s 75th percentile, the NEO’s incentive awards will be increased by an additional ten percent of salary.  If performance falls below this broad peer group’s 50th percentile, the incentives will be reduced by ten percent of salary.

After a thorough review and discussion, the Personnel and Compensation Committee approved the modifications to the MIP Plan for 2015.  They also concluded these changes would not expose the company to any material risk.

Claw-back Policy

NEOs are subject to a claw-back policy under which they would be obligated to forfeit and repay any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation was due to fraudulent activity or based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that are later found to be materially inaccurate by the Personnel and Compensation Committee.

Quality of Earnings Review

We also conduct a “quality of earnings” review which evaluates any unusual, one-time items greater than $2 million, after tax, which impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating earnings for the MIP.  Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results.  For 2014, our review concluded that a first-quarter, $6.7 million ($10.3 million pre-tax equivalent) tax benefit related to our reverse mortgage assets should be excluded from the calculation of earnings for purposes of our MIP.  Additionally, we concluded that $4.0 million (pre-tax) of corporate development costs, largely related to the acquisition of the First Wyoming Financial Corporation, should also be excluded from the calculation of earnings for purposes of our MIP.  As a result, solely for the purpose of computing MIP awards, all our metrics were adjusted downward.  The adjusted ROA was 1.08%, the adjusted ROTCE was 12.9% and the adjusted growth in EPS over 2013 was 11.9%.

•                  Setting individual performance goals

At the beginning of the year, each NEO who reports to the CEO develops individual performance goals for the year consistent with the budget and strategic plan, as well as for personal professional growth.  These goals are submitted to the CEO for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and the CEO agree to the final individual performance goals.  Individual performance goals are tailored to each NEO’s function and particular area of responsibility, and may cover a wide variety of performance, including, by way of example, financial performance, customer engagement, operational milestones and other matters.

The MIP measures the performance of the CEO solely on company-wide goals.  However, the Board of Directors also establishes individual performance expectations for the CEO in addition to those associated with the MIP.  These performance expectations are established by the Committee after a review, discussion and approval of recommendations submitted by the CEO.  When annual salary adjustments are being considered, the Committee assesses the performance of the NEO as compared to these performance expectations.

•                  Weighting the goals

The Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior ranked executives.  For 2014, the weighting percentage for the CEO was 100% for Company-wide performance and 0% for individual performance.  For 2014, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters.  The weightings for the CEO and EVPs will not change for 2015.

MIP awards are calculated using these percentage allocations.  For example, in 2014, the MIP award for Mr. Turner, our CEO, was based entirely on Company-wide financial performance.  Although he has individual performance goals, it is the Company-wide metrics that affect his annual incentive (MIP) award.   The Personnel and Compensation Committee has discretion to determine the amounts of final award payouts to all our NEOs, with the exception of the CEO, which is at the recommendation of the Personnel and Compensation Committee and at the discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs

The table below shows NEO annual non-equity (cash) incentive opportunities for 2014 under the MIP as a percentage of base salary.  When setting MIP goals, the Committee took into consideration the opportunity levels for similar positions within the Compensation Peer Group (CPG) companies along with our philosophy of linking pay to performance.  If we meet our Company-wide performance criteria and/or the NEOs achieve their individual performance criteria, we would provide awards as shown in the table.  Levels for “Minimum,” “Target” and “Stretch” for all NEOs in 2014 were unchanged from 2013 levels.  The Committee believes the greater the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.  Our recent market analysis confirmed that the target earning opportunities, shown below, remain competitive.

MIP 2014 Annual Non-Equity Award Opportunity as a Percent of Base Salary
Name and Principal Position	Minimum	Target	Maximum or Stretch
Mark A. Turner – President and Chief Executive Officer	25.0%	50%	120%
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	17.5%	40%	90%
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	17.5%	40%	90%
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	17.5%	40%	90%
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	17.5%	40%	90%

Timing of MIP Annual Awards and IRS Section 409A Requirements

Payment of annual incentive awards under the MIP occurs no later than March 15th of the year following the performance period.  This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Internal Revenue Code.

Measuring Actual Performance and Calculating Incentive Payments

In December 2013, the Committee revised the MIP for our NEOs.  The intention was to simplify the existing plan, which had been in place for nearly ten years and to make the plan metrics more dynamic.  The following is a summary of the current plan design:

•                  A proportional approach (interpolation) will be used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels;

•                  The Company will conduct a “quality of earnings review” to consider adjustments from GAAP reported earnings to MIP earnings;

•                  Award opportunities will be based on specified percentages of base salary for Threshold, Target and Stretch achievement by NEOs; and

•                  Other elements of the plan design, as described above.

The table below shows our 2014 actual results. Our score is calculated by determining the average of scoring for our performance against ROA, ROTCE and earnings per share growth (for 2014, adjusted downward for “quality of earnings” adjustments) versus pre-established performance targets.  A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “stretch.”  This score is applied to the payout percentages, and a payout is calculated. The individual performance score is calculated similarly.

2014 MIP Company-Wide Performance Goals and Results
				2014
Goal	Threshold	Target	Maximum or Stretch	WSFS Results	Result
Return on Assets (ROA)	0.95%	1.05%	1.15%	1.08%	Above Target
Return on Tangible Common Equity (ROTCE)	11.9%	13.1%	14.4%	12.9%	Nearly Target
Earnings Per Share (EPS) Growth	5%	10%	20%	11.9%	Above Target
				Aggregate Result	Above Target

As the table above shows, for the purposes of the MIP, our Return on Assets was 1.08% in 2014, our Return on Tangible Common Equity was 12.9%, and our growth of Earnings Per Share was 11.9%.   Combined, these three metrics resulted in an score 12/100ths of the way between Target and Maximum or Stretch.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  Pursuant to our 2013 Plan, we offer equity awards as a performance incentive to encourage ownership of our Common Stock by our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.  Beginning in 2013, and for a period of five years, our CEO will not receive equity awards under the 2013 Plan (See “CEO Equity Incentive Compensation” below).

Annual Performance-Based Awards

In 2014, the LTI plan provided EVP-level NEOs with option awards at 25% of base salary.   The total value of the equity awards using the Black-Scholes valuation model granted to our NEO’s in 2014 for 2013 performance under this plan was $314,180.  These shares had a four year vesting schedule.  As mentioned previously, beginning in 2013, and for a period of five years our CEO will not receive equity awards under the 2013 plan.

Changes to our Equity/Long Term Incentives - Annual Performance-Based Awards To improve pay-for-performance, NEOs, other than the CEO, will have the opportunity to earn performance-based equity awards.  In addition, supplemental equity awards, which in the past have compensated NEOs for, among other things, contribution limitations to qualified retirement plans imposed by the IRS (“in lieu of” awards), have been eliminated and added to the basic equity plan and awards have been revised to reward for attainment of our performance levels.  The plan, structured as part of our MIP plan, is designed so that NEOs will have the potential to earn 25%-35%-45% of their salary in equity awards at threshold, target and stretch performance levels for the same three bank-wide goals: ROAA, ROATCE and EPS Growth.  Additionally, under this revised plan, one-half of the equity awards will be stock options with four year vesting and a seven year life, and one-half of the equity awards will be restricted stock units with four year vesting.  This revision is effective for grants made in 2015 reflecting our performance goals.  These performance goals are the same as those detailed in the “2015 MIP Performance Goals” section, above.

Multi-Year, High-Performance Awards

With the exception of our CEO, our NEOs also participated in a multi-year, high-performance incentive plan.  In this plan, restricted stock (or performance shares) awards were granted at the beginning of the performance period, but were not actually earned until certain performance goals were met. To aid in retention, any shares of restricted stock earned then start a four-year vesting period. Shares of restricted stock were issued in 2014 for performance metrics met in 2013. This plan is no longer active.

In this plan, three levels of restricted stock awards could have been earned based upon ROA performance achievement.  We used a cliff vesting approach so that defined ROA levels must have been achieved by the end of the plan period (which was December 31, 2013) to earn one or more of these award levels.

Under this plan, the Personnel and Compensation Committee set performance goals of 1.00% ROA for Level 1 performance; 1.125% ROA for Level 2 performance; and 1.25% ROA for Level 3 performance, reflecting industry standards, our ROA goals in the current economic climate and consistent with the goals established in our strategic plan.

Based on our performance during a challenging economic environment, there was no restricted stock earned or granted between 2009 and 2013 under this plan.  However, because our adjusted ROA was 1.02% in 2013, the Level 1 performance criterion was achieved.  As a result, the NEOs earned restricted stock based on a Level 1 award.  The awarded shares vest over four years.  Mr. Geraghty was eligible for a lower number of restricted shares because he joined our company after the inception of the plan, but was included because of his meaningful contribution to our results. Our CEO was not eligible to receive this award because of a change in his equity compensation plan in 2013.  For a more detailed discussion of our CEO compensation, see “CEO Equity Compensation,” below.  The following table shows the number of shares of restricted stock received by NEOs in 2014 under the multi-year high performance plan:

Multi-Year High Performance Awards Received in 2014
Name and Principal Position	Number of Restricted Shares
Mark A. Turner – President and Chief Executive Officer	-
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	3,500
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	1,400
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	3,500
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	3,500

CEO Equity Incentive Compensation

In 2013, the Board of Directors recommended, a change to the equity incentive compensation of our CEO by executing a Non-Plan Stock Option Agreement.  This plan was overwhelmingly approved by 97.9% of voting stockholders, with 88.5% of eligible stockholders voting on this proposal.  Under this agreement, Mr. Turner received a grant of 250,000 stock options with an exercise price equal to 20% above the then market value of our common stock.  The stock options issued under the Non-Plan Stock Option Agreement have an exercise price of

$49.52 and expire on February 28, 2020. Vesting occurs over a five year period with 40% vesting after the second year and 20% vesting in each of the following three years.

The agreement also provided that Mr. Turner would no longer be eligible for any new equity awards for a five-year period beginning in 2013 (2013 through 2017 fiscal years, awarded in 2013 through 2018), including eligibility for significant awards under our existing long-term incentive plan, our Multi Year High-Performance Awards and our supplemental equity award plan designed to make up for our lack of deferred compensation plans, which are in use at many other peer institutions.  If Mr. Turner had continued to be eligible for those plans, we estimate that the value of those awards would have been worth approximately $1,438,000 for 2013 through 2015, the first three years of his five years of ineligibility.

Timing and Pricing of Equity Awards

The Committee awards equity grants, generally at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Committee or other authorized body approves the grant and all key terms have been established.

Associate Service Bonus Plan

Our NEOs also participate in an Associate Service Bonus Plan which is offered to all of our Associates. The two primary components of this plan are our ROA and our Customer Engagement Survey score (CE11) administered by the Gallup Organization.  Specific payouts are determined by management based on reaching specific ROA and CE11 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor is one component of the calculation of incentive payouts.  If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation;

•                  The CE11 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independent customer engagement survey. This factor is not impacted by our earnings; and

•                  The incentive payouts are capped at $1,500 per Associate.

Reverse Mortgage Related Assets Bonus

The Board approved payment a special bonus payment to certain NEOs to reflect their role in securing ownership of and ensuring the financial benefits of certain reverse mortgage assets during 2013 and 2014. As a result of this work, the Company recorded a $3.8 million (pre-tax) in income during the third quarter of 2013 and a $6.7 million tax benefit during the first quarter of 2014.  Each of these positive income items were excluded from our MIP results for purposes of NEO incentive compensation.  A total of $200,000 was paid to Associates.  Two NEOs, Mr. Turner and Mr. Fowle received $50,000 each as part of this one-time bonus payment.

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.

Director and NEO Non-Qualified Deferred Compensation Plan

In 2014, we introduced a non-qualified deferred compensation plan for our NEOs and Board of Directors.  It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  This is solely funded by the participant and there is no matching contribution made by us.  This plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.

Development Allowance

We provide a Development Allowance to our NEOs which provides up to $25,000 per year for the CEO and up to $10,000 per year for Executive Vice Presidents.

Allowable expenses under the Development Allowance Policy include items that would improve the executives’ networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives.  CEO expenditures must be approved by the Chairman of the Board of Directors or the Chair of the Personnel and Compensation Committee.  Expenditures by Executive Vice Presidents must be approved by our CEO.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs.  We have a formal severance policy which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change of control.   Further details concerning Employment Agreements are provided under “Potential Payments upon Termination or Change in Control.”

Tax Considerations Related to Our Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code Section 162(m)) provides that certain compensation paid in excess of $1 million to the Chief Executive Officer, Chief Financial Officer, or any of the other three most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid in accordance with one of the listed exceptions described in Code Section 162(m). However, certain forms of performance-based compensation are excluded from the $1 million deduction limitation, if certain requirements are met.  The Personnel and Compensation Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the Section 162 (m) deduction limitation.  The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Personnel and Compensation Committee in setting compensation.  Corporate objectives may not necessarily align with the requirements for full deductibility under Code Section 162(m).  Accordingly, the Personnel and Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under Code Section 162(m) if the Personnel and Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.  Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Personnel and Compensation Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with Code Section 162(m).

Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.

Summary

The CEO, the Chief Human Capital Officer, the Chief Risk Officer, and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all compensation components for each NEO, including base salary, incentive compensation, and all of our incentive compensation plans.  They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our compensation programs are reasonable, pay-for-performance-based, competitive, not excessive, and do not encourage our executives or any of our Associates to take unnecessary risks that would threaten the value of our financial institution.

Summary Compensation Table

The following discussions and table summarize the compensation of each NEO for the years ended December 31, 2014, 2013 and 2012.

Amounts Paid in 2015 for 2014 Performance

•                  Included in the disclosure of 2014 “Non-Equity Incentive Plan Compensation” are cash awards to NEOs in connection with our MIP Plan, based on 2014 performance, as follows: Mr. Turner, $363,148; Mr. Fowle, $153,223; Mr. Geraghty, $151,055; Mr. Levenson, $167,741; and Mr. Wright $145,416.  In addition, each NEO received an all-Associate award of $992.

•                  Included in the disclosure of 2014 “Bonuses,” in the Summary Compensation Table, below, are cash awards to Mr. Turner and Mr. Fowle who each received a $50,000 Reverse Mortgage Related Assets bonus.

Awards Granted in 2014 for 2013 Performance

Included in the disclosure of 2014 “Stock Awards” and “Option Awards” in the Summary Compensation Table below, is the following:

•                  The aggregate grant date fair value of restricted stock units granted in 2014 in lieu of benefits earned under other deferred compensation plans for 2013 as follows: Mr. Fowle, $31,750; Mr. Geraghty, $22,594; Mr. Levenson, $30,850; and Mr. Wright, $28,650.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

•                  The aggregate grant date fair value of stock options granted in 2014 and earned in 2013 under our Long-Term Incentive Plan was as follows:  Mr. Fowle, $77,500; Mr. Geraghty, $72,930; Mr. Levenson, $83,250; and Mr. Wright, $80,500.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

Other Awards Granted in 2014

Included in the disclosure of “Stock Awards” in the Summary Compensation Table below, is the following:

•                  The aggregate grant date fair value of shares of restricted stock issued in connection with the Multi Year High-Performance plan (described on page 36) as follows: Mr. Fowle, $164,010; Mr. Geraghty, $82,656; Mr. Levenson, $164,010; and Mr. Wright, $164,010, based on a grant date fair value of $59.04 for Mr. Geraghty and $46.86 for all other NEO’s.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.

Equity Awards Granted in 2015 for 2014 Performance

In 2015, we granted stock options and restricted stock under the MIP and LTI Plan earned in 2014.  These awards will be reflected in the Summary Compensation Table for 2015, included in our 2016 proxy statement.  The awards were as follows:

•                  The aggregate grant date fair value of stock options granted in 2015 and earned in 2014 under our Long-Term Incentive Plan, as follows: Mr. Geraghty, $53,821; Mr. Levenson, $61,431; and Mr. Wright, $59,406.  Mr. Turner was not eligible for this award as a result of his change in equity compensation.  Mr. Fowle was not awarded any options as he is leaving the Company near the end of the first quarter.

•                  The aggregate grant date fair value of restricted stock units granted in 2015 and earned in 2014 under our Long-Term Incentive Plan, as follows: Mr. Geraghty, $53,821; Mr. Levenson, $61,431; and Mr. Wright, $59,406.  Mr. Turner was not eligible for this award as a result of his change in compensation.  Mr. Fowle was not awarded any options as he is leaving the Company near the end of the first quarter.

The following table shows the compensation of our NEOs in 2014, 2013 and 2012.  The increases in 2014 compared to 2013 reflect revised performance targets for the company, with continued improvement in performance of the Company. In summary, for 2014, our NEOs received the following components of their compensation:

•                  A 2% increase in base salary for most NEOs, consistent with market data and our company-wide merit pool, and a 6% market adjustment in the base salary for our CFO;

•                  Decreased non-equity incentives resulting from higher performance targets for the company in 2014 in conjunction with a change from peer-based financial targets to higher predetermined performance targets consistent with our strategic plan.  Plan ROA (actual performance adjusted for “quality of earnings” adjustments) improved from 1.02% in 2013, to 1.08% in 2014;

•                  Restricted stock awards and option awards that reflect: (i) a decrease in option awards reflecting Special Retention and Motivation awards made in 2013, (ii) elimination of equity awards for our CEO, pursuant to the terms of the Non-Plan award approved by stockholders in 2013, and (iii) multi-year High Performance Awards granted in 2014 based on achievement;

•                  Similar levels of other compensation from the prior year, reflecting no substantive change in our plans and policies regarding our development allowance and 401(k) match.

Summary Compensation Table

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation[5] ($)	Total ($)
Mark A. Turner — President and Chief Executive Officer	2014 2013 2012	$612,000 610,000 583,333	$50,000 - -	$ - 55,178 372,500	$ - 3,732,500 -	$ 364,140 735,317 165,532	$ 43,481 44,627 48,413	$1,069,621 5,177,622 1,169,778

Stephen A. Fowle - Executive Vice President and Chief Financial Officer	2014 2013 2012	325,500 306,933 283,500	50,000 - -	195,760 71,769 67,425	77,500 339,601 60,750	154,215 260,542 86,556	22,128 20,659 29,276	825,103 999,504 527,507

Paul D. Geraghty, Sr. - Executive Vice President Chief Wealth Officer (hired August 2011)	2014 2013 2012	296,637 290,767 281,667	- - -	105,250 22,560 -	72,930 314,898 34,050	152,047 252,890 109,989	15,796 15,921 15,100	642,660 897,036 440,806

Rodger Levenson — Executive Vice President and Chief Commercial Banking Officer	2014 2013 2012	338,583 331,900 317,333	- - -	194,860 78,919 146,151	83,250 419,153 -	168,733 287,297 97,737	17,914 18,862 21,926	803,340 1,136,131 583,147

Richard M. Wright - Executive Vice President and Chief Retail Banking Officer	2014 2013 2012	327,417 320,933 306,833	- - -	192,660 74,662 131,291	80,500 342,986 -	146,408 262,945 93,338	16,485 17,670 18,254	763,470 1,019,196 549,716

1 The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 31 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

2 Represents bonuses paid for the Reverse Mortgage Related Assets Bonus

3 Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value.

4 For Mr. Turner, 2013 compensation includes grant-date fair value award of $3.7 million of Non-Plan Stock Options approved both by the Board and by 97.9% of voting stockholders at our 2013 Annual Meeting of Stockholders in connection with his change in equity incentive compensation.  As part of the change in compensation he became ineligible to receive other equity-based awards for a period of five years.  To date, the approximate value of those awards, had he been eligible to receive them, would have been $1.43 million.

5 All Other Compensation includes dividends related to restricted stock that is not factored into the grant date fair value, contributions made by us into the 401(k) plans of each of our NEOs and a development allowance.

The Personnel and Compensation Committee of the Board, reviewed and approved these 2014 and prior compensation amounts as: consistent with pre-existing plans overwhelmingly approved by stockholders; pay-for-performance-based; and in alignment with the achievement of the individual goals and the Company’s performance, which, for 2014was a 9.3%improvement in our performance on ROA, 1.5% improvement in ROTCE, and 14.2% increase in EPS.

Grant of Plan-Based Awards

The number of shares granted to executives under our 2013 Incentive Plan is based on a calculation related to the executive’s base salary and may be adjusted by the Committee.  The Committee made awards in 2014 for 2013 performance as summarized in the table below.

The following stock option awards were granted to NEOs as part of their long-term incentive: Mr. Fowle, 4.501; Mr. Geraghty, 4,235; Mr. Levenson, 4,834 and Mr. Wright, 4,675.  Mr. Turner was not eligible to receive this award resulting from his change in compensation. The options have an exercise price of $71.47 which is equal to the closing stock price of WSFS Common Stock at the grant date. The grants vest equally over four years and expire on the seventh anniversary of the grant date.

The following restricted share units were granted to NEOs as part of the Multi-Year High Performance plan: Mr. Fowle, 3,500; Mr. Geraghty, 1,400; Mr. Levenson, 3,500; and Mr. Wright, 3,500.  Mr. Turner was not eligible to receive this award resulting from his change in compensation. The grants vest equally over four years.

The following restricted share units were granted to NEOs in lieu of benefits earned under other deferred compensation plans: Mr. Fowle, 444; Mr. Geraghty, 316; Mr. Levenson, 432; and Mr. Wright, 401.  Mr. Turner was not eligible to receive this award resulting from his change in compensation. The grants vest equally over four years.

The Black-Scholes option-pricing model was used to determine the grant-date fair-value of these options. Other than the CEO, the NEOs received restricted stock unit grants to compensate them for, among other things, the limitations imposed by Internal Revenue Code on highly compensated executives with regard to tax-qualified defined contribution plans, specifically our 401(k) plan. NEOs received cash bonuses under our Associate Service Bonus Plan.  No options were re-priced, nor were any modifications made to any outstanding option during 2014.

Grants of Plan-Based Awards

					Estimated
					Possible Payouts	All Other	All Other
					Under Equity	Stock	Option	Exercise
		Estimated Possible Payouts Under			Incentive Plan	Awards:	Awards:	or Base	Grant Date
		Non-Equity Incentive Plan Awards[1]			Awards[2]	Number of	Number of	Price of	Fair Value
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Shares of Stock or Units (#)	Shares of Stock or Units (#)	Option Awards ($/Share)	of Stock and Option Awards[5]
Mark A. Turner President and Chief Executive Officer	*	$ 156,060	$312,120	$749,088	-	-	-	-	-
Stephen A. Fowle Executive Vice President and Chief Financial Officer	* 2/27/14 2/27/14 2/27/14	43,129	98,580	295,740	4,501	3,500 [3] 444 [4]	4,501	$ 71.47	$164,010 31,750 77,500
Paul D. Geraghty, Sr. Executive Vice President and Chief Wealth Officer	* 2/27/14 2/27/14 2/27/14	39,054	89,266	267,799	4,235	1,400 [3] 316 [4]	4,235	71.47	82,656 22,594 72,930
Rodger Levenson Executive Vice President and Chief Commercial Banking Officer	* 2/27/14 2/27/14 2/27/14	44,580	101,898	305,694	4,834	3,500 [3] 432 [4]	4,834	71.47	164,010 30,850 83,250
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	* 2/27/14 2/27/14 2/27/14	43,108	98,532	295,596	4,675	3,500 [3] 401 [4]	4,675	71.47	164,010 28,650 80,500

1 Represents the 2014 award opportunities under the annual incentive component of the MIP.  Actual amounts earned for 2014 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 40.

2 Represents the 2014 award opportunity under the long-term incentive component of the MIP in which there is only a “Target” level of achievement.  Mr. Turner was not eligible for this award in 2014 (see CEO Equity Incentive Compensation on page 36 for more details).

3 Restricted stock awards granted in 2014 under the Multi-Year High Performance plan.

4 Restricted stock awards granted in 2014 in lieu of benefits earned under other deferred compensation plans.

5 See Note 16 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

Outstanding Equity Awards Value at Fiscal Year-End

The following table shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2014, as well as shares of unvested restricted stock owned by the NEOs.  The awards are listed in order of grant date.  The shorter option expiration dates of more recent grants are due to a change in our policy of granting options to a five-year or seven-year exercise term, from a former ten-year term.  These awards are subject to our claw-back policy affecting our NEOs.

Outstanding Equity Awards at Fiscal Year-End

Option Awards					Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner – President and Chief Executive Officer[1]	-	250,000	$ 49.52	02/28/20	9,008	$ 692,625
Stephen A. Fowle - Executive Vice President and Chief Financial Officer[2]	3,030 2,453 993	1,011 2,454 2,980 20,000 4,501	44.91 40.89 47.50 49.52 71.47	02/24/16 02/23/17 02/28/18 02/28/20 02/27/21	6,424	493,941
Paul Geraghty - Executive Vice President and Chief Wealth Officer[3]	1,875 1,375 1,299	625 1,375 3,897 17,500 4,235	34.00 40.89 47.50 49.52 71.47	09/21/16 02/23/17 02/28/18 02/28/20 02/27/21	2,073	159,393
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer[4]	1,112	3,336 25,000 4,834	47.50 49.52 71.47	02/28/18 02/28/20 02/27/21	8,835	679,323
Richard M. Wright - Executive Vice President and Chief Retail Banking Officer[5]	1,075	3,226 20,000 4,675	47.50 49.52 71.47	02/28/18 02/28/20 02/27/21	8,918	685,705

1 For Mr. Turner, of the 250,000 unvested options expiring on 02/28/20, 100,000 vest on 02/28/15, 50,000 vest on 02/28/16, 50,000 vest on 02/28/17 and 50,000 vest on 02/28/18.

2 For Mr. Fowle, of the 1,011 unvested options expiring on 02/24/16, 1,011 vest on 02/24/15.  Of the 2,454 unvested options expiring on 02/23/17, 1,227 vest on 02/23/15 and 1,227 vest on 02/23/16.  Of the 2,980 unvested options expiring on 02/28/18, 993 vest on 02/28/15, 993 vest on 02/28/16 and 994 vest on 02/28/17.  Of the 20,000 unvested options expiring on 02/28/20, 8,000 vest on 02/28/15, 4,000 vest on 02/28/16, 4,000 vest on 02/28/17 and 4,000 vest on 02/28/18.  Of the 4,501 unvested options expiring on 2/27/2021, 1,125 vest on 2/27/2015, 1,125 vest on 2/27/2016, 1,125 vest on 2/27/2017 and 1,126 vest on 2/27/2018.

3 For Mr. Geraghty, of the 625 unvested options expiring on 09/21/16, 625 vest on 09/21/15.  Of the 1,375 unvested options expiring on 02/23/17, 687 vest on 02/23/15 and 688 vest on 02/23/16.  Of the 3,897 unvested options expiring on 02/28/18, 1,299 vest on 02/28/15, 1,299 vest on 02/28/16 and 1,299 vest on 02/28/17.  Of the 17,500 unvested options expiring on 02/28/20, 7,000 vest on 02/28/15, 3,500 vest on 02/28/16, 3,500 vest on 02/28/17 and 3,500 vest on 02/28/18.  Of the 4,235 unvested options expiring on 2/27/2021, 1,058 vest on 2/27/2015, 1,058 vest on 2/27/2016, 1,058 vest on 2/27/2017 and 1,059 vest on 2/27/2018.

4 For Mr. Levenson, of the 3,336 unvested options expiring on 02/28/18, 1,112 vest on 02/28/15, 1,112 vest pm 02/28/16 and 1,112 vest on 02/28/17.  Of the 25,000 unvested options expiring on 02/28/20, 10,000 vest on 02/28/15, 5,000 vest on 02/28/16, 5,000 vest on 02/28/17 and 5,000 vest on 02/28/18.  Of the 4,834 unvested options expiring on 2/27/2021, 1,208 vest on 2/27/2015, 1,208 vest on 2/27/2016, 1,208 vest on 2/27/2017 and 1,209 vest on 2/27/2018.

5 For Mr. Wright, of the 3.226 unvested options expiring on 02/28/18, 1,075 vest on 02/28/15 and 1,075 vest on 02/28/16 and 1,076 vest on 02/28/17.  Of the 20,000 unvested options expiring on 02/28/20, 8,000 vest on 02/28/15, 4,000 vest on 02/28/16, 4,000 vest on 02/28/17 and 4,000 vest on 02/28/18.  Of the 4,675 unvested options expiring on 2/27/2021, 1,168 vest on 2/27/2015, 1,169 vest on 2/27/2016, 1,169 vest on 2/27/2017 and 1,169 vest on 2/27/2018.

Exercises of Options and Vesting of Shares During 2014

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2014.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Turner – President and Chief Executive Officer	5,950	$110,766	7,392	$532,260
Stephen A. Fowle – Executive Vice President and Chief Financial Officer	3,000	40,871	1,130	83,790
Paul D. Geraghty, Sr. – Executive Vice President and Chief Wealth Officer	-	-	118	8,478
Rodger Levenson – Executive Vice President and Chief Commercial Banking Officer	-	-	3,944	284,538
Richard M. Wright – Executive Vice President and Chief Retail Banking Officer	-	-	3,734	269,710

Potential Payments upon Termination or Change in Control

Termination without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions.  An executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all our NEOs) covered by this policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined in the policy) within one year following a change in control would receive 24 months base salary and accelerated vesting of stock options and stock awards.  For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.  If termination occurs, the executive would be offered twelve- months of executive level outplacement and medical and dental benefits would continue at the general Associate rate through the 24-month period.

The following table shows the payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2014.

Termination Provisions Summary

Name	Benefit	Before Change in Control Termination Without Cause or Departing for Good Reason	After Change in Control Termination Without Cause or Departing for Good Reason	Death	Disability[1]
Mark A. Turner	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	$ 624,240 16,000 - -	$1,248,480 16,000 7,535,125 -	$ 100,000 - 7,535,125 -	$ 336,120 - 7,535,125 -
	Total Value	640,240	8,799,605	7,635,125	7,871,245
Stephen A. Fowle	Severance pay Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	328,600 16,000 - 12,336	657,200 16,000 1,273,959 24,672	50,000 - 1,273,959 -	137,746 - 1,273,959 ‘ -
	Total Value	356,936	1,971,831	1,323,959	1,411,705
Paul D. Geraghty, Sr.	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	297,554 16,000 - 10,605	595,108 16,000 852,161 21,210	50,000 - 852,161 -	58,333 - 852,161 -
	Total Value	324,159	1,484,479	902,161	910,494
Rodger Levenson	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	339,660 16,000 - 9,043	679,320 16,000 1,487,818 18,086	50,000 - 1,487,818 -	128,511 - 1,487,818 -
	Total Value	364,703	2,201,224	1,537,818	1,616,329
Richard M. Wright	Severance pay[2] Outplacement services[3] Option and restricted stock vesting[4] Health benefits[5]	328,440 16,000 - 10,605	656,880 16,000 1,353,256 21,210	50,000 - 1,353,256 -	125,058 - 1,353,256 -
	Total Value	355,045	2,047,346	1,403,256	1,478,314

1    We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks.  Long-term disability for all Associates has a $24,000 maximum benefit.

2    Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the Personnel and Compensation Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

3    Outplacement services amounts are estimates based on management’s experience with outplacement providers.

4    Option vesting is based on an assumed value of $76.89 per common share reflecting the closing price on December 31, 2014.

5    Health benefits represent the premium paid by us, reduced by amount paid by the Associate.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates, including NEOs, who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2014, our contribution towards this supplement was capped at $3,037 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.  Primarily because of changes to Medicare Part D coverage, this plan is no longer meaningfully utilized by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

COMPENSATION OF THE BOARD OF DIRECTORS

The ChaseCompGroup conducted a survey of board compensation in 2013 which revealed total board compensation expense is at the peer group 33rd percentile while total compensation in the market increased by about 20% over the 2012 study, primarily in the form of larger equity grants.

This survey was completed using our CPG, a peer group consisting of twenty-two publicly traded banks with assets between $2-$16 billion as of 2013 year-end and focusing on banks in major metropolitan areas in Maryland, Virginia, New York, New Jersey and Pennsylvania.

The Board’s philosophy is to maintain director compensation at the peer median.  As a result of the survey and in order to bring overall board compensation to median pay versus peers, the Corporate Governance and Nominating Committee recommended changes to overall board compensation, which the Board of Directors approved at its meeting of June 26, 2014, to be effective July 1, 2014.  These changes in total place director compensation for 2014-2015 at just below peer median, individually and in total.  The Corporate Governance and Nominating Committee will continue to review Board compensation and committee fees annually and make recommendations for adjustments when and where they feel appropriate.

A summary of changes to the composition of board compensation is shown in the chart below.

	January 1, 2014-June 30, 2014		Effective July 1, 2014 – June 30, 2015
Board Retainer
Board retainer	$70,000	• Two-thirds cash of $46,667 to be paid in two equal installments of $23,333.50 each occurring in January and July. • One-third stock of $23,333 to be issued in December.	$80,000	• Two-thirds cash of $53,333 to be paid annually in July. • One-third stock of $26,667 to be paid annually on the second Friday in August.
Committee Chair Fees
Audit/Trust Audit Committee Chair	$5,000	To be paid in two equal installments of $2,500 occurring in January and July.	$7,500	To be paid annually in July.
Corporate Governance & Nominating Committee Chair	$3,000	To be paid in two equal installments of $1,500 each occurring in January and July.	$5,500	To be paid annually in July.
P&C Committee Chair	$5,000	To be paid in two equal installments of $2,500 each occurring in January and July.	$7,500	To be paid annually in July.
Trust Committee Chair	$3,000	To be paid in two equal installments of $1,500 each occurring in January and July.	$5,500	To be paid annually in July.
Committee Member Fees
Committee Fees and Special Meeting Fees (excluding regularly scheduled board meetings)	$650

•                  Board is paid the first of the month for all committee and/or special board meetings which occurred in the previous month at the rate of $650 per meeting attended for committees on which they serve.

•                  Any meetings lasting less than 45 minutes are paid at a half-meeting fee of $325.

•                  Participants attending both a conference call lasting less than 45 minutes preceding another scheduled meeting will only receive one meeting fee for both meetings.

			See schedule below

All Board members (except management) will be paid a flat rate member fee annually in July for committees on which they serve with an expectation that Committee members will attend 75% or more of the scheduled meetings.*

*The Corporate Governance and Nominating Committee will monitor the committee meeting schedules and make adjustment recommendations where appropriate should the meeting schedule vary significantly.

Audit/Trust Audit Committee Members fee (Includes Chair)	$10,000	To be paid in two equal installments of $5,000 occurring in January and July.	$13,250	To be paid annually in July. NOTE: This fee now represents the combination of the Audit Committee member fee and the meeting attendance fee ($10,000 + $3,250).
Corporate Development Committee		As detailed above under Committee Fees and Special Meeting Fees.	$3,250	To be paid annually in July.
Corporate Governance and Nominating Committee		As detailed above under Committee Fees and Special Meeting Fees.	$3,250	To be paid annually in July.
Executive Committee		As detailed above under Committee Fees and Special Meeting Fees.	$16,250	To be paid annually in July.
Personnel and Compensation Committee		As detailed above under Committee Fees and Special Meeting Fees.	$3,250	To be paid annually in July.
Trust Committee		As detailed above.	$3,250	To be paid annually in July.

Director and NEO Non-Qualified Deferred Compensation Plan

In 2014, we introduced a non-qualified deferred compensation plan for our NEOs and Board of Directors.  It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  This is solely funded by the participant and there is no matching contribution made by the Company.  This plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.

Director Compensation Table

The compensation paid to directors during 2014 is summarized in the following table.  Mr. Turner is not shown in this table because he was compensated as an officer and did not receive any director compensation.

Concurrent with changes to the Board of Director compensation, the timing of board remuneration was changed so that director retainer and committee fees paid in cash are paid annually in July and the equity portion of the retainer is paid annually in August.  For 2014, director compensation appears larger due to the change in the timing of the payments.

Directors	Fees Earned or Paid in Cash	Stock Awards[1]	All Other Compensation	Total
Marvin N. Schoenhals[2]	$ 148,010	$ 312,510	-	$ 460,520
Anat Bird	113,042	38,421	-	151,463
Francis B. Brake	66,300	38,421	-	104,721
Charles G. Cheleden	146,617	38,421	-	185,038
Jennifer W. Davis	117,592	38,421		156,013
Donald W. Delson	100,992	38,421	-	139,413
Eleuthère I. du Pont	106,892	38,421	-	145,313
Zissimos A. Frangopoulos[3]	33,184	-	-	33,184
Calvert A. Morgan, Jr.	139,917	38,421	-	178,338
David G. Turner	102,592	38,421	-	141,013

1 The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718. The assumptions used in valuing the stock awards are detailed in Note 13 of the Notes to the Consolidated Financial Statements contained in our 2014 Annual Report on Form 10-K.

2 Mr. Schoenhals’ Stock Awards also include the vesting of 5,563 shares of restricted stock with a grant date fair value of $274,089 (based on a grant date fair value per share of $49.27) earned under a performance-based incentive plan described below under “Compensation of Mr. Schoenhals.”  Because the probable performance outcome of this award was not determinable at the time of the original grant, it is being reported as earned.

3 Mr. Frangopoulos retired from the Board of Directors on April 24, 2014.

Compensation of Mr. Cheleden as Lead Director

Charles G. Cheleden currently serves as our Lead Director.  During 2014, he was compensated $18,000 for serving in that role in addition to his other compensation as a director.

Compensation of Mr. Schoenhals

Marvin N. Schoenhals is Chairman of our Board of Directors and receives a standard Board of Directors retainer.  Having discussed the opportunities that continue to arise resulting from the significant disruption in our markets, in 2011 the Personnel and Compensation Committee decided it was in our best interests to leverage Mr. Schoenhals’ significant and valuable community relationships, stature, contacts, and reputation to take full advantage of these market share opportunities. The Board of Directors approved a plan in which Mr. Schoenhals received 22,250 shares of restricted stock effective January 3, 2011 with a five-year performance vesting schedule starting at the end of the second year.  Based on new business relationships where Mr. Schoenhals has played a meaningful role in helping us establish new business, these shares are subject to vesting in whole or in part if an expected pre-tax contribution over a two year period of time of at least 50% return on the investment of restricted stock cost is achieved. As of January 2015, 11,125 shares vested under this plan.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2015 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Personnel and Compensation Committee
Jennifer W. Davis, Chair	Anat Bird
Donald W. Delson	David G. Turner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our officers and directors are required to file forms with the SEC to report changes in their ownership of WSFS Financial Corporation Common Stock.  The forms must be filed with the SEC generally within two business days of the date of the trade.  To our knowledge, there were no late filings during 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of WSFS Financial Corporation Common Stock

The number of shares of our Common Stock beneficially owned by the directors and executive officers and 5% stockholders as of March 2, 2015, the record date set for the Annual Meeting, is shown below.  The table also shows the amount of such shares as a percentage of all of the shares of our Common Stock outstanding as of March 2, 2015.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has, or shares, voting or dispositive power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date.  Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of Common Stock.

Directors:	Number of Shares (Including Exercisable Options) [1]	Percentage of our Common Stock Outstanding
Marvin N. Schoenhals	16,585	*
Anat Bird	4,520	*
Francis B. Brake, Jr.	520	*
Charles G. Cheleden	12,500	*
Jennifer W. Davis	5,235	*
Donald W. Delson	3,746	*
Eleuthère I. du Pont	2,932	*
Calvert A. Morgan, Jr.	9,080	*
David G. Turner	2,616	*
Mark A. Turner	157,112	1.65%

Executive Officers:
Peggy H. Eddens	27,230	*
Stephen A. Fowle	34,590	*
Paul D. Geraghty, Sr.	18,127	*
Thomas Kearney	20,589	*
Rodger Levenson	26,831	*
S. James Mazarakis	20,670	*
Richard M. Wright	26,625	*

Directors and Executive Officers as a group (17 persons)	389,508	4.05%

Other 5% Stockholders	Number of Shares	Percentage of our Common Stock Outstanding
FMR LLC [2] 245 Summer Street Boston, MA 02210	813,625	8.65%
BlackRock, Inc. [3] 40 East 52nd Street New York, NY 10022	551,637	5.86%
Frontier Capital Management Co., LLC. [4] 99 Summer Street Boston, MA 02210	481,543	5.12%

*      Less than 1% of the outstanding Common Stock.

1       Includes exercisable options for the following individuals: M. Turner: 100,000, Eddens: 18,158, Fowle: 18,832, Geraghty: 14,593, Kearney: 13,903, Levenson: 13,432, Mazarakis: 9,907 and Wright:  11,318.

2       According to the Statement on Schedule 13G/A of FMR LLC on February 13, 2015.

3       According to the Statement on Schedule 13G of BlackRock, Inc. on February 2, 2015.

4       According to the Statement on Schedule 13G of Frontier Capital Management Co., LLC on February 13, 2015.

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION for the 2015 Annual Meeting of Stockholders The undersigned hereby appoints Marvin N. Schoenhals and Mark A. Turner, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on _______________, 2015 at 4:00 p.m., or at any adjournments thereof, as follows: THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. 1.1

ANNUAL MEETING OF STOCKHOLDERS OF WSFS FINANCIAL CORPORATION _________________, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors (each for a three year term expiring in 2018): O Anat Bird _____________ O Jennifer W. Davis _____________ O Donald W. Delson _____________ 2. Amendment of the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 20,000,000 to 65,000,000 3. Ratification of the appointment of KPMG, LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015 4. Advisory (non-binding) vote to approve the compensation of the Company's executives The proxy is revocable and, when properly executed will be voted in the manner directed hereby by the undersigned. If no directions are made, this proxy will be voted FOR each of the nominees, and the other proposals. The undersigned, by executing and delivering this proxy, revokes the authority given with respect to any earlier dated proxy submitted by the undersigned. Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20330303000000000000 7 INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle.